Exhibit 10.14

CREDIT AGREEMENT

Dated as of December 19, 2003

among

SPINNAKER EXPLORATION COMPANY, L.L.C.,

AS BORROWER

and

CERTAIN FINANCIAL INSTITUTIONS,

AS LENDERS,

and

TORONTO DOMINION (TEXAS), INC.,

AS ADMINISTRATIVE AGENT,

and

BANK OF AMERICA, N.A.

and

CREDIT SUISSE FIRST BOSTON,

ACTING THROUGH ITS CAYMAN ISLAND BRANCH,

AS CO-SYNDICATION AGENTS,

and

BANK OF MONTREAL

and

BANK ONE, NA

AS CO-DOCUMENTATION AGENTS

and

THE TORONTO-DOMINION BANK,

AS ISSUING BANK

and

BANC OF AMERICA SECURITIES LLC

and

CREDIT SUISSE FIRST BOSTON,

ACTING THROUGH ITS CAYMAN ISLAND BRANCH,

AS JOINT LEAD ARRANGERS

$200,000,000

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of December 19, 2003, by and among SPINNAKER EXPLORATION COMPANY, L.L.C., a Delaware limited liability company (“Borrower”), TORONTO DOMINION (TEXAS), INC. (“TD”) and such other various financial institutions as are or may become parties hereto, as lenders (collectively, together with their respective successors and permitted assigns, the “Lenders”), BANK OF AMERICA, N.A. and CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLAND BRANCH, as co-syndication agents (in such capacity together with their successors in such capacity, the “Co-Syndication Agents”), BANK OF MONTREAL and BANK ONE, NA, as co-documentation agents (in such capacity, the “Co-Documentation Agents”) for the Lenders, TORONTO DOMINION (TEXAS), INC., as administrative agent for the Lenders (in such capacity together with its successors in such capacity, the “Administrative Agent”), THE TORONTO-DOMINION BANK, as letter of credit issuing bank (in such capacity together with its successors in such capacity, the “Issuer” or the “Issuing Bank”), and BANC OF AMERICA SECURITIES LLC and CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLAND BRANCH, as the joint lead arrangers (the “Joint Lead Arrangers”).

W I T N E S S E T H:

WHEREAS, the Borrower desires to enter into this Credit Agreement to obtain Commitments (as hereinafter defined) from the Lenders pursuant to which the Lenders shall make Tranche A Loans and Tranche B Loans (as hereinafter defined) to the Borrower and the Issuer shall issue Letters of Credit (as hereinafter defined) under the several responsibilities of the Lenders for the account of the Borrower from time to time, all under the terms and conditions contained herein; and

WHEREAS, the Lenders and the Issuer are willing, on the terms and subject to the conditions hereinafter set forth (including, without limitation, Article IV), to enter into this Credit Agreement, to extend such Commitments and make such Loans to the Borrower and issue and participate in such Letters of Credit for the account of the Borrower; and

WHEREAS, the proceeds of such Loans and Letters of Credit will be used for general corporate purposes including working capital, capital expenditures and acquisition purposes of the Borrower.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - Definitions and References

Section 1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the sections and subsections referred to below:

“Adjusted LIBOR Rate” means, with respect to each particular LIBOR Rate Portion and the associated LIBOR Rate and Reserve Percentage, the rate per annum calculated by Administrative Agent (rounded upwards, if necessary, to the next higher 1/100%) determined on a daily basis pursuant to the following formula:

Adjusted LIBOR Rate =	LIBOR Rate	+ LIBOR Spread
100.0%—Reserve Percentage

“Administrative Agent” has the meaning given in the preamble.

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

(b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, restated or otherwise modified.

“Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to (a) the higher of (i) the rate of interest most recently announced by The Toronto-Dominion Bank at its New York, New York office as its base rate for dollar advances made in the United States or (ii) the Federal Funds Rate most recently determined by the Administrative Agent plus ½% (0.5%) per annum, plus (b) the Base Rate Spread. The Base Rate is not necessarily intended to be the lowest rate of interest determined by The Toronto-Dominion Bank or any Lender in connection with extensions of credit. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Base Rate. The Administrative Agent shall give notice to the Borrower of changes in the Base Rate promptly upon receipt of notice of any such change from The Toronto-Dominion Bank.

“Base Rate Loan” means any Tranche A Loan or Tranche B Loan which bears interest at the Base Rate.

“Base Rate Portion” means that portion of the unpaid principal balance of the Loans which is not made up of LIBOR Rate Portions.

“Base Rate Spread” means (a) with respect to any Tranche A Loan bearing interest at the Base Rate for any time prior to the Tranche A Commitment Termination Date, the applicable margin set forth below under the caption “Base Rate Spread” for Tranche A Loans, determined by reference to the Borrowing Base Usage at that time; provided, however, that at any time and from time to time when the sum of all Tranche B Loans then outstanding (i) is equal to or less than $25,000,000 but greater than $0, the Base Rate Spread applicable to Tranche A Loans shall increase by 0.25% for all levels of Borrowing Base Usage, and (ii) is greater than $25,000,000, the Base Rate Spread applicable to Tranche A Loans shall increase by 0.50% for all levels of Borrowing Base Usage; and (b) with respect to any Tranche B Loan bearing interest at the Base Rate for any time prior to the Tranche B Commitment Termination Date, the applicable margin set forth below under the caption “Base Rate Spread” for Tranche B Loans, determined by the reference to the Tranche B Usage at that time.

Tranche A Loans		Tranche B Loans
Borrowing Base Usage	Base Rate Spread	Tranche B Usage	Base Rate Spread
> 75%	0.50%	> 75%	2.75%
> 50% but ≤ 75%	0.25%	> 50% but ≤ 75%	2.50%
> 25% but ≤ 50%	0.00%	> 25% but ≤ 50%	2.25%
≤ 25%	0.00%	≤ 25%	2.00%

“Borrower” has the meaning given in the preamble.

“Borrower’s Adjusted Consolidated Net Income” means for any period, Borrower’s Consolidated net income for such period, provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which Borrower or any Consolidated Subsidiary of Borrower has an interest (which interest does not cause the net income of such other Person to be Consolidated with the net income of Borrower in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to the Borrower or to a Consolidated Subsidiary of Borrower, as the case may be; (b) the net income (but not loss) of any Consolidated Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument, law, rule or regulation applicable to such Consolidated Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (c) any extraordinary gains or losses, including gains or losses attributable to sales of property not in the ordinary course of business; and (d) the cumulative effect of a change in accounting principles and any gains or losses attributable to write-ups or write-downs of assets (including non-cash charges for any ceiling test write-downs).

“Borrowing Base” means, at any particular time, either the amount provided for in Section 2.12 or the amount determined in accordance with the provisions of Section 2.13, as reduced by Borrower pursuant to Section 2.14 or as reduced pursuant to Section 2.10(e) or 6.2(d)(iii); provided, however, that in no event shall the Borrowing Base ever exceed the amount equal to the Maximum Loan Amount.

“Borrowing Base Deficiency” has the meaning given in Section 2.10.

“Borrowing Base Usage” means, at any time prior to the Tranche A Commitment Termination Date, the percentage of the Borrowing Base that the sum of all Tranche A Loans outstanding plus all LC Obligations represents.

“Borrower’s Consolidated Interest Expense” shall mean, for any period as to Borrower and its Consolidated Subsidiaries, the sum of (a) the aggregate amount of interest expensed during such period on Borrower’s Consolidated Indebtedness, including the interest portion of any Capitalized Lease Obligations and any capitalized interest (excluding any interest on any Indebtedness owed to any other Related Person to the extent permitted by Section 6.2(g)(ii) hereof), plus (b) the net amount payable or paid by such Person pursuant to any interest rate exchange agreements attributable to such period, minus (c) the net amount paid to such Persons pursuant to any interest rate exchange agreements attributable to such period.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Houston, Texas and New York, New York. Any Business Day in any way relating to LIBOR Rate Portions (such as the day on which an Interest Period begins or ends) means any Business Day on which dealings in U.S. dollar deposits are carried on in the London interbank market and on which commercial banks are open for domestic and international business (including dealings in U.S. dollar deposits) in London, England.

“Capitalized Lease Obligations” shall mean as to any Personal monetary obligations of such Person or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change in Control” means the occurrence of any of the following: (a) Spinnaker Exploration Company and WP Spinnaker Holdings, Inc. shall cease to own 100% of the membership interest of the Borrower; (b) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Borrower’s assets to any Person or Group (as such term is used in Section 13(d)(3) of the Exchange Act); (c) the acquisition, directly or indirectly, by any Person or Group (other than the Sponsors) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the voting stock of Spinnaker Exploration Company (for the purposes of this definition, such other Person shall be deemed to beneficially own any voting stock of a specified Person held by a parent Person, if such other Person is the beneficial owner (as defined above) directly or indirectly, of more than 35% of the voting power of the membership interests or similar equity interests of such parent Person); or (d) individuals who at the Closing Date constituted the Board of Directors of Spinnaker Exploration Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Spinnaker Exploration Company was approved by a vote of 66 2/3% of the directors of Spinnaker Exploration Company then still in office who were either directors at the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Spinnaker Exploration Company then in office.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.1).

“Co-Documentation Agents” has the meaning given in the preface.

“Collateral” means all property of any kind which is subject to a Lien in favor of the Lenders (or in favor of the Administrative Agent for the benefit of Lenders) or which, under the terms of any Security Document, is purported to be subject to such a Lien.

“Commitment” means, relative to any Lender, such Lender’s Tranche A Commitment or such Lender’s Tranche B Commitment, as applicable. “Commitments” means, relative to any Lender, such Lender’s aggregate Tranche A Commitment and Tranche B Commitment.

“Commitment Fee Rate” means, (a) with respect to each Lender’s Tranche A Commitment, for any time prior to the Tranche A Commitment Termination Date, a rate per annum equal to the applicable margin set forth below under the caption “Commitment Fee Rate” for Tranche A Loans determined by reference to the Borrowing Base Usage at that time; and (b) with respect to each Lender’s Tranche B Loans, for any time prior to the Tranche B Commitment Termination Date, a rate per annum equal 0.625%.

Tranche A Loans
Borrowing Base Usage	Commitment Fee Rate
> 75%	0.50%
> 50% but ≤ 75%	0.50%
> 25% but ≤ 50%	0.375%
≤ 25%	0.375%

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s consolidated financial statements, financial position, financial condition, liabilities, etc., are to the consolidated financial statements, financial position, financial condition, liabilities, etc., of such Person and its properly consolidated subsidiaries.

“Co-Syndication Agent” has the meaning given in the preamble.

“Default” means any Event of Default and any default, event or condition, which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

“Deficiency Margin” means (a) during any Deficiency Pay-off Period, 2% or (b) at any other time, zero.

“Deficiency Pay-off Period” means a period commencing on the first date that a Borrowing Base Deficiency occurs and ending on the date on which such Borrowing Base Deficiency no longer exists.

“Determination Date” has the meaning given in Section 2.13.

“Determining Banks” means Bank of America, N.A., Credit Suisse First Boston, acting through its Cayman Islands Branch, and Toronto Dominion (Texas), Inc.

“Disclosure Report” means either a notice given by Borrower under Section 6.1(d) or a certificate given by Borrower’s chief financial officer under Section 6.1(b)(ii).

“Disclosure Schedule” means Schedule 1 hereto and the documents attached thereto or referred to therein.

“EBITDA” means, with respect to the Borrower on a Consolidated basis for any fiscal period, without duplication, (i) Borrower’s Adjusted Consolidated Net Income plus (ii) Borrower’s Consolidated depreciation, depletion, amortization and other non-cash items reducing Borrower’s Adjusted Consolidated Net Income plus (iii) Borrower’s Consolidated Interest Expense plus (iv) Borrower’s Consolidated income tax expense, plus (v) Borrower’s Consolidated exploration expenses, all determined in accordance with GAAP plus (vi) the aggregate amount of interest accrued during such period on Borrower’s Indebtedness to any other Related Person to the extent permitted by Section 6.2(g)(ii) hereof; provided, that the calculation of EBITDA shall exclude any non-cash charges or losses and any non-cash income or gains, in each case described in, and calculated pursuant to, Financial Accounting Standards Board Statements of Financial Accounting Standards Nos. 133 or 143 (or any future Statements of Financial Accounting Standards, expressly including those relating to the expensing of stock options, and any other accounting pronouncements), but shall expressly include any cash charges or payments in respect of the termination of any Hedging Agreement; provided further that if any cash payment is subsequently made in respect of previously excluded non-cash expenses, such cash payments shall be included in the calculation of EBITDA for the fiscal period in which such cash payment is made.

“Engineering Report” means the Initial Engineering Report and each engineering report delivered pursuant to Section 6.1(b)(iv).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

“ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any Related Person or any Affiliate thereof with respect to which any Related Person has a fixed or contingent liability.

“Event of Default” has the meaning given in Section 8.1.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any jurisdiction (or political subdivision thereof) in which any recipient of any payment to be made by or on account of any obligation of the Borrower hereunder is presently doing business in which taxes are imposed solely as a result of doing business in such jurisdiction and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b) unless such assignee so agrees in writing), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.18(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.18(a).

“Existing Credit Agreement” means that certain Credit Agreement dated as of December 28, 2001, among Spinnaker Exploration Company, L.L.C., as borrower, Toronto Dominion (Texas), Inc., as administrative agent, the financial institutions party thereto, Bank of America, N.A., as syndication agent, Credit Suisse First Boston and Bank of Montreal, as co-documentation agents, and The Toronto-Dominion Bank, as letter of credit issuing bank.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. For purposes of this Agreement, any change in the Base Rate due to a change in the Federal Funds Rate shall be effective on the effective date of such change in the Federal Funds Rate. If the Administrative Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including, without limitation, the inability or failure of the Administrative Agent to obtain sufficient bids or publications in accordance with the terms hereof, the Base Rate shall be the rate described in clause (i) of the definition thereof until the circumstances giving rise to such inability no longer exist.

“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a consecutive twelve-month period ending on December 31 of any year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Front Runner Area” means those certain Outer Continental Shelf oil and gas exploration and production blocks designated as Green Canyon Blocks 338, 339 and 382.

“Front Runner SPAR” means that certain floating production facility to be moored in approximately 3,300 feet of water by mooring legs connected to anchor piles driven into the sea floor, comprising a hull section (consisting of a ‘hard tank’ section, truss section and ‘soft tank’ section, the overall length of which is 586 feet with the top 50 feet above the water line) and a topsides (consisting of three main decks approximately 160 feet by 120 feet each), capable of producing approximately 60,000 barrels of oil, 110 million cubic feet of gas and 20,000 barrels of water per day from eight wells that produce vertically through risers terminating at dry christmas trees in a center well-bay within the topsides.

“Front Runner SPAR Sale-Leaseback” means any sale-leaseback transaction or arrangement pursuant to which the Borrower or Spinnaker Exploration Company sells, transfers or otherwise conveys its interest in the Front Runner SPAR and leases such interest back from the purchaser of such interest.

“GAAP” means those generally accepted accounting principles and practices recognized as such by the Financial Accounting Standards Board (or any generally recognized successor). Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if GAAP shall change after the Closing Date in a manner affecting any of the covenants set forth herein, then, (i) if such change affects only the recognition, determination or calculation of a non-cash expense, such change shall become effective for purposes of this Agreement on the effective date of such change, and (ii) for all other changes, at the request of Borrower or the Administrative Agent, the parties shall negotiate in good faith in an effort to agree upon appropriate adjustments to such covenants and, following the execution of an amendment to the

Loan Documents giving effect to any such agreement, such accounting or financial terms shall for purposes of determining compliance with such covenants be construed in accordance with GAAP as so changed (it being understood that such terms shall be construed in accordance with GAAP as in effect prior to such change and at all times following any such request and before the execution of any such amendment).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means Spinnaker Exploration Company, a Delaware corporation, WP Spinnaker Holdings, Inc., a Delaware corporation, or any Subsidiary of Borrower that now or hereafter executes and delivers a Guaranty to Administrative Agent pursuant to Section 7.5.

“Guaranty” means any guaranty executed and delivered pursuant to Section 4.1(g) or Section 7.5 substantially in the form of Exhibit H hereto with appropriate deletions and insertions acceptable to Administrative Agent, as amended, supplemented, restated or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Highest Lawful Rate” has the meaning given to it in Section 10.6.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capitalized Lease Obligations of such Person, (i) [reserved], (j) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, (k) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment, and (1) obligations to deliver goods or services including hydrocarbons in consideration of advance payments other than (i) obligations to sell or purchase hydrocarbons, (ii) obligations with pipelines for firm transportation of natural gas of such Person, and (iii) oil and gas balancing agreements, take or pay agreements or other prepayment obligations in respect of hydrocarbons, in each case, incurred in the ordinary course of business and which are customary in the oil and gas industry. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Engineering Report” means the engineering report concerning Oil and Gas Properties of Related Persons dated as June 30, 2003, prepared by Ryder Scott Company, covering all existing proved reserves of Related Persons.

“Initial Financial Statements” means, as to the Related Persons, the audited balance sheet, income statement and statement of cash flow of Spinnaker Exploration Company for the fiscal year ended December 31, 2002 and the balance sheet, income statement and statement of cash flow of Spinnaker Exploration Company for the fiscal quarter ended September 30, 2003.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each Fiscal Quarter and (b) with respect to any LIBOR Rate Loan, the last day of the Interest Period applicable to such Loan and, in the case of an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to each particular LIBOR Rate Portion of a Loan, a period of 1, 2, 3 or 6 months, as specified in the Rate Election applicable thereto, beginning on and including the date specified in such Rate Election (which must be a Business Day), and ending on but not including the same day of the month as the day on which it began (e.g., a period beginning on the third day of one month shall end on but not include the third day of another month), provided that each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (unless such next succeeding Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the immediately preceding Business Day). No Interest Period may be elected which would extend past, in the case of Tranche A Loans, the Tranche A Commitment Termination Date, and in the case of Tranche B Loans, the Tranche B Commitment Termination Date.

“Issuing Bank” or “Issuer” is defined in the preamble.

“Joint Lead Arrangers” has the meaning given in the preamble.

“Late Payment Rate” means the sum of the Base Rate from time to time in effect plus the Deficiency Margin plus two percent (2%) per annum, but in no event to exceed the Highest Lawful Rate.

“LC Application” means any application for a letter of credit hereafter made by Borrower to Issuing Bank.

“LC Collateral” has the meaning given in Section 3.6.

“LC Conditions” has the meaning given in Section 3.1.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Obligations” means at the time in question, the sum of the Matured LC Obligations plus the Maximum Drawing Amount.

“Lenders” has the meaning given in the preamble.

“Lender Schedule” shall mean the Lender Schedule attached hereto.

“Letter of Credit” means any standby or commercial letter of credit issued by Issuing Bank at the application of, and for the account of, Borrower, which may be issued on behalf of any Related Person, provided, any and all reimbursement obligations, fees and other amounts payable in connection with any and all such Letters of Credit shall be Obligations of Borrower as set forth in Article III.

“LIBOR Rate” shall mean, with respect to any LIBOR Rate Portion within a LIBOR Tranche and with respect to the related Interest Period, the rate per annum determined by the Administrative Agent, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars (as set forth by any service which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provision of this definition, the “LIBOR Rate” shall be the interest rate per annum, determined by the Administrative Agent to be the average of the rates per annum at which deposits in U.S. dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period.

“LIBOR Rate Loan” means any Tranche A Loan or Tranche B Loan that bears interest at the Adjusted LIBOR Rate.

“LIBOR Rate Portion” means any portion of the unpaid principal balance of a Loan that Borrower designates as such in a Rate Election.

“LIBOR Spread” means (a) with respect to any Tranche A Loan bearing interest at the Adjusted LIBOR Rate for any time prior to the Tranche A Commitment Termination Date, the applicable margin set forth below under the caption “LIBOR Rate Spread” for Tranche A Loans, determined by reference to the Borrowing Base Usage at that time; provided, however, that at any time and from time to time, when the sum of all Tranche B Loans then outstanding (i) is equal to or less than $25,000,000 but greater than $0, the LIBOR Rate Spread applicable to Tranche A Loans shall increase by 0.25% for all levels of Borrowing Base Usage, and (ii) is greater than $25,000,000, the LIBOR Rate Spread applicable to Tranche A Loans shall increase by 0.50% for all levels of Borrowing Base Usage; and (b) with respect to any Tranche B Loan bearing interest at the Adjusted LIBOR Rate for any time prior to the Tranche B Commitment Termination Date, the applicable margin set forth below under the caption “LIBOR Rate Spread” for Tranche B Loans determined by the reference to the Tranche B Usage at that time.

Tranche A Loans		Tranche B Loans
Borrowing Base Usage	LIBOR Rate Spread	Tranche B Usage	LIBOR Rate Spread
> 75%	2.00%	> 75%	3.75%
> 50% but ≤ 75%	1.75%	> 50% but ≤ 75%	3.50%
> 25% but ≤ 50%	1.50%	> 25% but ≤ 50%	3.25%
≤ 25%	1.25%	≤ 25%	3.00%

“LIBOR Tranche” has the meaning given in Section 2.6.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Indebtedness owed to such creditor or any other arrangement with such creditor which provides for the payment of such Indebtedness out of such property or assets or which allows such creditor to have such Indebtedness satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Loan” means a Base Rate Loan or a LIBOR Rate Loan made by any Lender to the Borrower pursuant to this Agreement, including any payment or disbursement made by the Issuing Bank under a Letter of Credit, in accordance with Section 3.3.

“Loan Documents” means this Agreement, the Notes, the LC Applications, the Letters of Credit, the Guaranties, the Security Documents and all other written agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith and any Subject Hedging Agreement.

“Majority Lenders” means, at any time, Lenders holding at least 66 2/3% of the unpaid principal amounts outstanding under the Loans or, if no such principal amounts are then outstanding, Lenders having at least 66 2/3% of the total Commitments.

“Material Adverse Effect” means any material adverse effect on (a) the financial condition, business, properties, assets or operations of the Related Persons, taken as a whole, or (b) the ability of any Related Person to perform its respective obligations under any Loan Document to which it is a party on a timely basis or (c) the ability of Administrative Agent or any Lender to enforce the Obligations of any Related Person under the Loan Documents; provided, however, that declines in oil and gas, energy and/or commodities prices shall not constitute a Material Adverse Effect.

“Matured LC Obligations” means all amounts paid by Issuing Bank on drafts or demands for payment drawn or made under or purported to be under any Letter of Credit (or under or in connection with any LC Application) that have not been repaid to Issuing Bank (with the proceeds of a Loan or otherwise).

“Maximum Drawing Amount” means at the time in question the sum of the maximum amounts that Issuing Bank might then or thereafter be called upon to advance under all Letters of Credit then outstanding.

“Maximum Loan Amount” means the amount of $200,000,000.

“Maximum Tranche B Amount” means the amount of $50,000,000, as such amount may be reduced pursuant to the terms of this Agreement.

“Maximum Asset Sales Amount” means (i) $10,000,000 at any time when the Tranche B Facility Amount is greater than $0 and (ii) $25,000,000 at any time when the Tranche B Facility Amount is equal to $0.

“Mortgage” means (i) that certain Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement, dated as of December 19, 2003, executed by Borrower, as mortgagor and debtor in favor of Administrative Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time, and (ii) any mortgage executed and delivered pursuant to Section 7.2 in form and substance satisfactory to Administrative Agent, as amended, supplemented, restated or otherwise modified from time to time.

“Mortgaged Property” has the meaning given it in the Mortgage.

“Net Proceeds of Debt” means the aggregate amount of all cash proceeds received by or paid to or for the account of any Related Person from time to time (whether as initial consideration or through payment or disposition of deferred consideration) from the issuance of promissory notes or other instruments or debt securities (other than Indebtedness permitted by Section 6.2(a)) deducting therefrom only (without duplication) (a) reasonable out-of-pocket costs and fees, and (b) the amount of taxes payable in connection with or as a result of such transaction, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Related Person and are properly attributable to such transaction.

“Net Proceeds of Equity” means an amount equal to the aggregate amount of all cash proceeds received by or paid to or for the account of any Related Person thereof (other than from another Related Person) from time to time (whether as initial consideration or through payment or disposition of deferred consideration) from the sale of any capital stock or other ownership or profit interest, any securities convertible into or exchangeable for capital stock or other ownership or profit interest or any warrants, rights, options or other securities to acquire capital stock or other ownership or profit interest in any Related Person (or any other Person which directly or indirectly owns 100% of Borrower) deducting therefrom only (without duplication) (a) reasonable out-of-pocket costs and fees, and (b) the amount of taxes payable in connection with or as a result of such transaction, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Related Person and are properly attributable to such transaction.

“Net Sales Proceeds” means, with respect to any sale, lease, sale-leaseback, transfer or other disposition of any asset by any Related Person (including, without limitation, any sale of the Front Runner SPAR in connection with the Front Runner SPAR Sale-Leaseback), the aggregate amount of cash received by or paid to or for the account of any such Related Person from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable out-of-pocket costs and fees, (b) the amount of taxes payable in connection with or as a result of such transaction and (c) the amount of any Indebtedness permitted by Section 6.2(a) hereof secured by a Lien on such asset permitted by Section 6.2(b) hereof that, by the terms of the agreement or instrument governing such Indebtedness, is required to be repaid or may be prepaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Related Person and are properly attributable to such transaction or to the asset that is the subject thereof.

“Note” means each Tranche A Note and each Tranche B Note and also means all other promissory notes accepted from time to time in substitution or replacement therefor or renewal thereof.

“Obligations” means all Indebtedness from time to time owing by any Related Person to Administrative Agent, any Lender or any Affiliate of any Lender under or pursuant to any of the Loan Documents, including all LC Obligations. “Obligation” means any part of the Obligations.

“Oil and Gas Properties” shall mean all oil, gas and mineral leasehold interests, fee interests, overriding royalty interests, mineral interests, royalty interests, net profits interests, oil payments, production payments, carried interests and any and all other interests in hydrocarbons, whether any of the same be real or personal, now owned or hereafter acquired by the Borrower, its Subsidiaries or any Guarantor, as the case may be.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Percentage Share” means, with respect to any Lender (a) when used in the definitions of “Tranche A Commitment Amount”, “Tranche A Note”, “Tranche B Commitment Amount”, “Tranche B Note”, in Sections 2.1, 2.4(c), 2.6, 3.3, 9.4 or 10.11(a), in any Request for Advance or when no Loans are outstanding hereunder, the percentage set forth opposite such Lender’s name on the Lender Schedule attached hereto or as otherwise set forth in any assignment agreement, and (b) when used otherwise, the percentage obtained by dividing (i) the unpaid principal balance of such Lender’s Loans at the time in question plus the Matured LC Obligations which such Lender has funded pursuant to Section 3.3(c) plus the portion of the Maximum Drawing Amount which such Lender might be obligated to fund under Section 3.3(c), by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time plus the aggregate amount of LC Obligations outstanding at such time.

“Permitted Investments” means investments:

(a) in open market commercial paper, maturing within 270 days after acquisition thereof, which has the highest or second highest credit rating given by either Rating Agency;

(b) in marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America;

(c) in demand deposits, and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, with any office of any Lender or with a domestic office of any national or state bank or trust company which is organized under the laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose certificates of deposit have at least the third highest credit rating given by either Rating Agency;

(d) in money market funds as defined in paragraphs (c)(2) through (4) of Rule 2a-7 of the Investment Company Act; and

(e) investments pursuant to investment advisory agreements that meet the investment guidelines set forth on Schedule 2.

“Person” means an individual, corporation, partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

“Prohibited Lien” means any Lien not expressly allowed under Section 6.2(b).

“Rate Election” has the meaning given in Section 2.6.

“Rating Agency” means either Standard & Poor’s Ratings Group (a division of McGraw Hill, Inc.) or Moody’s Investors Service, Inc., or their respective successors.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect.

“Related Person” means any of Borrower, each Subsidiary of Borrower and each Guarantor.

“Request for Advance” means a written or telephonic request, or a written confirmation, made by Borrower in the form of Exhibit B that meets the requirements of Section 2.4.

“Request for Tranche A Advance” means each Request for Advance submitted by the Borrower specifying that a Tranche A Loan is to be made.

“Request for Tranche B Advance” means each Request for Advance submitted by the Borrower specifying that a Tranche B Loan is to be made.

“Required Borrowing Base Lenders” means Lenders having at least 85% of the unpaid principal amounts outstanding under the Loans or, if no such principal amounts are then outstanding, Lenders having at least 85% of the total Commitments.

“Reserve Percentage” means, on any day with respect to each particular LIBOR Rate Portion in a Tranche, the maximum reserve requirement as determined by Administrative Agent (including without limitation any basic, supplemental, marginal, emergency or similar reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements), expressed as a percentage, which would then apply under Regulation D with respect to “Eurocurrency liabilities” (as such term is defined in Regulation D) equal in amount to each Lender’s LIBOR Rate Portion in such Tranche, were such Lender to have any such “Eurocurrency liabilities”. If such reserve requirement shall change after the date hereof, the Reserve Percentage shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each such change in such reserve requirement.

“Security Documents” means the Mortgage, any related financing statements, and any other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements or other agreements or instruments now, heretofore, or hereafter delivered by any Person to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or any Related Person’s payment of its obligations pursuant to a Subject Hedging Agreement or the performance of any Related Person’s other duties and obligations under the Loan Documents.

“Special Entity” shall mean any joint venture, limited liability company or partnership, general or limited partnership or any other type of partnership or company other than a corporation in which a Person or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns, directly or indirectly, at least a majority of the equity of such entity or controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law. For purposes of this definition, any Person which owns directly or indirectly an equity investment in another Person which allows the first Person to manage or elect managers who manage the normal activities of such second Person will be deemed to “control” such second Person (e.g., a sole general partner controls a limited partnership).

“Spinnaker Exploration Company” shall mean Spinnaker Exploration Company, a Delaware corporation, and its successors and permitted assigns.

“Sponsors” means Warburg, together with any successors thereof.

“Subject Hedging Agreement” means each Hedging Agreement between a Related Person and a Lender or an affiliate of a Lender, in effect at any time prior to the Tranche A Commitment Termination Date.

“Subsidiary” shall mean (i) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by a Person or one or more of its Subsidiaries or by a Person and one or more of its Subsidiaries and (ii) any Special Entity. Unless otherwise indicated herein or the context otherwise requires, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Tangible Net Worth” means the Consolidated net worth of the Borrower and its Subsidiaries after subtracting therefrom the aggregate amount of any intangible assets of the Borrower and its Subsidiaries classified as such under GAAP, including goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“TD” has the meaning given to it in the preface.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(b)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(b) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of any Related Person or of any Affiliate of any Related Person from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

“Tranche A Commitment” means, at any time prior to the Tranche A Commitment Termination Date, relative to any Lender, such Lender’s obligations to make Tranche A Loans pursuant to Section 2.1(a) or participate in Letters of Credit pursuant to Section 3.3, as such commitment may be increased or reduced from time to time pursuant to the terms hereof; provided that at no time shall the Tranche A Commitments of all Lenders exceed the Tranche A Facility Amount.

“Tranche A Commitment Amount” means, relative to any Lender, such Lender’s Percentage Share of the Tranche A Facility Amount.

“Tranche A Commitment Termination Date” means December 19, 2006, or the earlier termination in whole of the Tranche A Commitments pursuant to Section 2.10, Section 8.1 or 10.7.

“Tranche A Facility Amount” means, at any time, an amount equal to the lesser of (a) the Maximum Loan Amount and (b) the Borrowing Base as the same may be increased or reduced pursuant to the terms of this agreement.

“Tranche A Loan” is defined in Section 2.1(a).

“Tranche A Note” means any promissory note payable to a Lender in an amount equal to such Lender’s Percentage Share of the Maximum Loan Amount in the form attached hereto as Exhibit A-1, and also means all other promissory notes accepted from time to time in substitution or replacement therefor or renewal thereof.

“Tranche B Commitment” means, at any time prior to the Tranche B Commitment Termination Date, relative to any Lender, such Lender’s commitment to make Tranche B Loans pursuant to Section 2.1(b), as such commitment may be increased or reduced from time to time pursuant to the terms hereof; provided that at no time shall the Tranche B Commitments of all Lenders exceed the Tranche B Facility Amount.

“Tranche B Commitment Amount” means for each Lender, such Lender’s Percentage Share of the Tranche B Facility Amount.

“Tranche B Commitment Termination Date” means April 1, 2005, or the earlier termination in whole of the Tranche B Commitments pursuant to Section 2.8, Section 2.9, Section 8.1 or 10.7.

“Tranche B Facility Amount” means, at any time, an amount equal to the lesser of (a) Maximum Tranche B Amount and (b) the positive amount, if any, by which the Maximum Loan Amount exceeds the Borrowing Base then in effect.

“Tranche B Loan” is defined in Section 2.1(b).

“Tranche B Note” means any promissory note payable to a Lender in an amount equal to such Lender’s Percentage Share of the Maximum Tranche B Amount in the form attached hereto as Exhibit A-2, and also means all other promissory notes accepted from time to time in substitution or replacement therefor or renewal thereof.

“Tranche B Usage” means, at any time, the sum of all Tranche B Loans then outstanding divided by the Tranche B Facility Amount at such time.

“Warburg” means, collectively, Warburg, Pincus Ventures, L.P., a Delaware limited partnership, and WPV, Inc., a Delaware corporation.

Section 1.2 Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes.

Section 1.3 Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document or related exhibits, schedules, appendices or similar attachments thereto also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document or related exhibits, schedules, appendices or similar attachments thereto, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

Section 1.4 References and Titles. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement”, “this instrument”, “herein”, “hereof’, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Any reference to any Person shall be construed to include such Person’s successors and assigns, provided that such successors and assigns are permitted pursuant to the Loan Documents.

Section 1.5 Calculations and Determinations. All calculations under the Loan Documents of interest chargeable with respect to LIBOR Rate Portions shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. All other calculations of interest made under the Loan Documents and all fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate. Unless otherwise expressly provided herein or unless

Majority Lenders otherwise consent all financial statements and reports furnished to Administrative Agent or any Lender hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.

ARTICLE II - The Loans

Section 2.1 Loans. Subject to the terms and conditions hereof, each Lender agrees to make loans and advances to Borrower as set forth below:

(a) Commitment to Make Tranche A Loans. Upon request from time to time prior to the Tranche A Commitment Termination Date, each Lender severally agrees to make revolving loans to the Borrower (such Lender’s “Tranche A Loans”) so long as, after giving effect to such Tranche A Loans, (i) each Tranche A Loan by such Lender does not exceed such Lender’s Percentage Share of the aggregate amount of Tranche A Loans then requested from all Lenders, (ii) the sum of (1) the aggregate amount of such Lender’s Tranche A Loans outstanding at any time plus (2) the Maximum Drawing Amount for which such Lender is liable to purchase participations under Section 3.3(c) plus (3) the Matured LC Obligations which have been funded by such Lender under such section and not repaid plus (4) such Lender’s Percentage Share of all Indebtedness incurred by the Borrower as permitted under Section 6.2(a)(vi) hereof does not exceed such Lender’s Percentage Share of the Borrowing Base then in effect, (iii) the aggregate amount of all Tranche A Loans outstanding plus all LC Obligations plus all Indebtedness incurred by the Borrower as permitted under Section 6.2(a)(vi) hereof does not exceed the Borrowing Base then in effect, and (iv) the aggregate amount of all Tranche A Loans outstanding plus all LC Obligations plus all Indebtedness incurred by the Borrower as permitted under Section 6.2(a)(vi) hereof plus all Tranche B Loans outstanding does not exceed the Maximum Loan Amount. The aggregate amount of all Tranche A Loans requested of all Lenders in any Tranche A Request for Advance shall not be less than $1,000,000 (and shall be in an integral multiple of $500,000) or, if less, subject to the $1,000,000 minimum aggregate amount applicable to any LIBOR Tranche in any Rate Election, the unadvanced portion of the Borrowing Base or an amount required to finance the reimbursement of an LC Disbursement as contemplated by Section 3.3. Subject to provisions of this Agreement, the Tranche A Loans may be prepaid and reborrowed prior to the Tranche A Commitment Termination Date.

(b) Commitment to Make Tranche B Loans. Upon request from time to time prior to the Tranche B Commitment Termination Date, each Lender severally agrees to make term loans to the Borrower (such Lender’s “Tranche B Loans”) so long as (i) each Tranche B Loan by such Lender does not exceed such Lender’s Percentage Share of the aggregate amount of Tranche B Loans then requested from all Lenders, (ii) the aggregate amount of such Lender’s Tranche B Loans outstanding at any time does not exceed such Lender’s Tranche B Commitment Amount then in effect, (iii) the aggregate amount of all Tranche B Loans outstanding does not exceed the Tranche B Facility Amount, and (iv) the aggregate amount of all Tranche A Loans outstanding plus all LC Obligations plus all Indebtedness incurred by the Borrower as permitted under Section 6.2(a)(vi) hereof plus all Tranche B Loans outstanding does not exceed the Maximum Loan Amount. The aggregate amount of all Tranche B Loans requested of all Lenders in any Tranche B Request for Advance shall be not less than 25% of the Tranche B Facility Amount (and shall be in an integral multiple of $500,000) or, if less, subject to the $1,000,000 minimum aggregate amount applicable to any LIBOR Tranche in any Rate Election, the unadvanced portion of the Tranche B Facility Amount. Subject to provisions of this Agreement, the Tranche B Loans may be prepaid prior to the Tranche B Commitment Termination Date, provided that any such prepayments shall permanently reduce the Tranche B Facility Amount in accordance with Section 2.9. Tranche B Loans prepaid or repaid may not be reborrowed.

(c) Notes.

(i) Tranche A Notes. The obligation of Borrower to repay to each Lender the aggregate amount of all Tranche A Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single promissory note (such Lender’s “Tranche A Note”) made by Borrower payable to the order of such Lender in the form of Exhibit A-1 with appropriate insertions. The amount of principal owing on any Lender’s Tranche A Note at any given time shall be the aggregate amount of all Tranche A Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Tranche A Note. Interest on each Tranche A Note shall accrue and be due and payable as provided herein and therein. The entire unpaid principal balance of the Tranche A Loans and all interest accrued thereon shall be due and payable in full on the Tranche A Commitment Termination Date.

(ii) Tranche B Notes. The obligation of Borrower to repay to each Lender the aggregate amount of all Tranche B Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single promissory note (such Lender’s “Tranche B Note”) made by Borrower payable to the order of such Lender in the form of Exhibit A-2 with appropriate insertions. The amount of principal owing on any Lender’s Tranche B Note at any given time shall be the aggregate amount of all Tranche B Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Tranche B Note. Interest on each Tranche B Note shall accrue and be due and payable as provided herein and therein. The entire unpaid principal balance of the Tranche B Loans and all interest accrued thereon shall be due and payable in full on the Tranche B Commitment Termination Date.

Section 2.2     [Reserved].

Section 2.3     [Reserved].

Section 2.4     Requests for Loans.

(a) Tranche A Loans and Tranche B Loans Subsequent to Initial Tranche B Loans. Except as expressly set forth in clause (b) of this Section 2.4 (with respect to the initial Tranche B Loans), Borrower must give to Administrative Agent not later than 11:00 a.m., Central time, at least one Business Day’s prior written notice of any requested Tranche A Loans which shall bear interest at the Base Rate and not later than 11:00 a.m., Central time, at least three Business Day’s prior written notice of any requested Tranche A Loans which shall bear interest at the Adjusted LIBOR Rate, after which Administrative Agent shall give each Lender prompt written notice thereof. Each such written request must be made in the form and substance of the “Request for Tranche A Advances” or “Request for Tranche B Advances” (as applicable) attached hereto as Exhibit B, duly completed.

(b) Initial Tranche B Loans. Borrower must give to Administrative Agent not later than 11:00 a.m., Central time, at least seven Business Day’s prior written notice of the initial requested Tranche B Loans, after which Administrative Agent shall (i) submit the Mortgages for recording in the appropriate jurisdictions and (ii) give each Lender prompt written notice that the Mortgages have been submitted. Each such written request must be made in the form and substance of the “Request for Tranche B Advances” attached hereto as Exhibit B, duly completed.

(c) If all conditions precedent to such Tranche A Loans or Tranche B Loans, as applicable, have been satisfied, each Lender will not later than 12:00 noon, Central time, on the date requested promptly remit to Administrative Agent at Administrative Agent’s office at the address set forth below its signature or at such other address as specified in writing to the Administrative Agent, such Lender’s Percentage Share of the Tranche A Loans or Tranche B Loans, as applicable, requested by Borrower in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Tranche A Loans or Tranche B Loans, as applicable, have been neither met nor waived as provided herein, Administrative Agent shall promptly make the Tranche A Loans or Tranche B Loans, as applicable, available to Borrower in immediately available funds. Each Request for Advances shall be irrevocable and binding on Borrower. Unless Administrative Agent shall have received prompt written notice from a Lender that such Lender will not make available to Administrative Agent such Lender’s Loans, Administrative Agent may in its discretion assume that such Lender has made such Loans available to Administrative Agent in accordance with this section and Administrative Agent may if it chooses, in reliance upon such assumption, make such Loan available to Borrower. If and to the extent such Lender shall not so make its Loan available to Administrative Agent, such Lender and Borrower severally agree to pay or repay to Administrative Agent within two Business Days after demand the amount of such Loan together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is paid or repaid to Administrative Agent, to be calculated as to such Lender at the Federal Funds Rate, and to be calculated as to Borrower at the interest rate applicable at the time to the other Loans made on such date. If any Lender fails to make such payment to Administrative Agent within such two Business Day period, such Lender shall in addition to such amount pay interest thereon, for each day from the date such Loan is made available to Borrower until the date such amount is paid or repaid to Administrative Agent, at the interest rate applicable at the time to the other Loans made on such date. The failure of any Lender to make any Loan to be made by it hereunder shall not relieve any other Lender of its obligation hereunder, if any, to make its Loan, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

Section 2.5 Use of Proceeds. Borrower shall use all funds from Loans for general corporate purposes in its existing lines of business (which include the exploration, operation and development of Oil and Gas Properties) and acquisition of oil and gas reserves. In no event shall the funds from any Loan or Letter of Credit be used directly or indirectly by any Person for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” or any “margin” securities; (as such terms are defined respectively in Regulations T, U and X as promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities. Borrower represents and warrants to Lenders that Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock or margin securities.

Section 2.6 Rate Elections; Interest Rates.

(a) Borrower may from time to time designate all or any portions of the Loans (including any yet to be made Loans which are to be made prior to or at the beginning of the designated Interest Period but excluding any portions of the Loans that are required to be repaid prior to the end of the designated Interest Period) as a “LIBOR Tranche”, which term refers to a set of LIBOR Rate Portions with identical Interest Periods and with each Lender participating in such LIBOR Tranche in accordance with its Percentage Share. Borrower may make no such election during the continuance of a Default and Borrower may make such an election with respect to already existing LIBOR Rate Portions only if such election will take effect at or after the termination of the Interest Period applicable thereto. Each election by Borrower of a LIBOR Tranche shall:

(i) Be made in writing in the form and substance of the “Rate Election” attached hereto as Exhibit C, duly completed;

(ii) Specify the aggregate amount of the Loans which Borrower desires to designate as such LIBOR Tranche, the first day of the Interest Period which is to apply thereto, and the length of such Interest Period; and

(iii) Be received by Administrative Agent not later than 11:00 a.m., Central time, on the third Business Day preceding the first day of the specified Interest Period, (provided that if such election applies to the initial Tranche B Loans, such election must be received not later than seven Business Days preceding the first day of the specified Interest Period in accordance with Section 2.4(b)).

Promptly after receiving any such election (a “Rate Election”) that meets the requirements of this section, Administrative Agent shall notify each Lender thereof. Each Rate Election shall be irrevocable. Borrower may make no Rate Election which does not specify an Interest Period complying with the definition of “Interest Period” in Section 1.1, and the aggregate amount of the LIBOR Tranche elected in any Rate Election must be $1,000,000 or a higher integral multiple of $500,000. Upon the termination of each Interest Period the portion of each Loan within the related LIBOR Tranche shall, unless the subject of a new Rate Election then taking effect, automatically become a part of the Base Rate Portion of such Loan and become subject to all provisions of the Loan Documents governing such Base Rate Portion. For Tranche A Loans, Borrower shall have no more than nine (9) separate LIBOR Tranches in effect at any time and for Tranche B Loans, Borrower shall have no more five (5) separate LIBOR Tranches in effect at any time.

(b) Accrued interest on each Loan shall be payable as follows: (i) interest on Base Rate Loans shall accrue at a rate per annum equal to the Base Rate from time to time in effect plus the Deficiency Margin, but in no event to exceed the Highest Lawful Rate, (ii) interest on LIBOR Rate Loans shall accrue at a rate per annum equal to the Adjusted LIBOR Rate from time to time in effect plus the Deficiency Margin, but in no event to exceed the Highest Lawful Rate, and (iii) all LIBOR Rate Loans shall bear interest from and including the first day of the applicable Interest Period (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBOR Rate Loan in accordance with clause (ii) above.

(c) Interest accrued on each Loan shall be payable, without duplication: (i) on the Tranche A Commitment Termination Date or Tranche B Commitment Termination Date, as applicable; (ii) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan; (iii) with respect to all Loans, on each Interest Payment Date; (iv) with respect to any Base Rate Loans converted into LIBOR Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (iii), on the date of such conversion; and (v) on that portion of any Loans the maturity date of which is accelerated pursuant to Section 8.1, immediately upon such acceleration. Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Tranche A Commitment Termination Date or Tranche B Commitment Termination Date, as applicable, upon acceleration or otherwise) shall be payable upon demand.

(d) After the date any principal amount of any Loan is due and payable (whether on the Tranche A Commitment Termination Date or Tranche B Commitment Termination Date, as applicable, upon acceleration or otherwise), the Borrower shall pay, but only to the extent permitted by law, interest (both after and before judgment) at a rate per annum equal to the lesser of (i) the Late Payment Rate and (ii) the Highest Lawful Rate.

Section 2.7 Commitment Fees. In consideration of each Lender’s commitment to make Loans, during the period from the Closing Date through the Tranche A Commitment Termination Date, Borrower will pay to Administrative Agent for the account of each Lender a commitment fee with respect to such Lender’s Tranche A Commitment determined on a daily basis by applying the applicable Commitment Fee Rate to such Lender’s Percentage Share of the unused portion of the Tranche A Facility Amount on each day, determined for each such day by deducting from the amount of the Borrowing Base at the end of such day the sum of (i) the aggregate unpaid principal balance of the Tranche A Loans at the end of such day plus (ii) the amount of all LC Obligations at the end of such day. In addition, during the period from the Closing Date through the Tranche B Commitment Termination Date, Borrower will pay to Administrative Agent for the account of each Lender a commitment fee with respect to such Lender’s Tranche B Commitment determined on a daily basis by applying the applicable Commitment Fee Rate to such Lender’s Percentage Share of the unused portion of the Tranche B Facility Amount on each day, determined for each such day by deducting from the amount of the Tranche B Facility Amount at the end of such day the aggregate unpaid principal balance of the Tranche B Loans at the end of such day. These commitment fees shall be due and payable in arrears, with the first payment due on December 31, 2003, and thereafter on the last day of each Fiscal Quarter, with respect to the commitment fees payable in respect of the Tranche A Commitments, on the Tranche A Commitment Termination Date, and with respect to the commitment fees payable in respect of the Tranche B Commitments, on the Tranche B Commitment Termination Date.

Section 2.8 Voluntary Reduction of Maximum Tranche B Amount. The Borrower may, from time to time on any Business Day, voluntarily reduce the Maximum Tranche B Amount; provided, however, that all such reductions shall require at least one Business Day’s prior notice to the Administrative Agent and shall be permanent and irrevocable, and any partial reduction of the Maximum Tranche B Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000. To the extent that the aggregate amount of all Tranche B Loans outstanding after giving effect to such reduction in the Maximum Tranche B Amount exceeds (or would exceed) the Tranche B Facility Amount, the Borrower shall prepay the amount of such excess in accordance with Section 2.10(c)(ii).

Section 2.9 Mandatory Reduction of Maximum Tranche B Amount. Any prepayment or repayment of all or any portion of the outstanding principal amount of Tranche B Loans, whether at Borrower’s voluntary election pursuant to Section 2.8 or Section 2.10(c)(ii) or upon the mandatory application of the provisions of Section 2.10(a), (b), (e) or (f), shall operate to reduce automatically and permanently the Maximum Tranche B Amount by an amount equal to the principal amount required to be prepaid or repaid in connection therewith; provided, however, that upon the consummation of the Front Runner SPAR Sale-Leaseback, the Maximum Tranche B Amount shall automatically and permanently be reduced to $0, the Tranche B Commitment Termination Date shall be deemed to have occurred and the Borrower shall repay in full the unpaid principal amount of all Tranche B Loans, if any, in accordance with Section 2.10(a).

Section 2.10 Repayments and Prepayments.

(a) Commitment Termination Dates. The Borrower shall repay in full the unpaid principal amount of each Tranche A Loan on the Tranche A Commitment Termination Date and repay in full the unpaid principal amount of each Tranche B Loan on the Tranche B Commitment Termination Date.

(b) Mandatory Prepayments. Borrower shall make the following mandatory prepayments of the Loans:

(i) Borrowing Base Deficiency. If at any time the aggregate unpaid principal balance of the Tranche A Loans plus the aggregate amount of LC Obligations plus the aggregate Indebtedness of the Borrower permitted to be incurred under Section 6.2(a)(vi) hereof exceeds the Borrowing Base (such excess a “Borrowing Base Deficiency”), Borrower shall, within thirty (30) days after the Administrative Agent sends written notice of such fact to Borrower, either (1) prepay the principal of the Tranche A Loans (and, upon repayment of all Tranche A Loans, shall provide LC Collateral as set forth in Section 3.6) in an aggregate amount at least equal to such Borrowing Base Deficiency (in this section, a “Mandatory Prepayment Amount”), or (2) give notice to Administrative Agent electing to prepay such Mandatory Prepayment Amount in six (6) (or fewer) monthly installments. If the Borrower elects to prepay such Borrowing Base Deficiency in installments, each such installment shall equal or exceed one-sixth of such Borrowing Base Deficiency; Borrower shall pay the first such installment within sixty (60) days of the giving of written notice by the Administrative Agent. Subsequent installments shall be due and payable at one month intervals thereafter until such Borrowing Base

Deficiency has been eliminated. Notwithstanding the Borrower’s election hereunder, the Net Sales Proceeds of any sale, transfer or other disposition of Oil and Gas Properties or other properties of Related Persons shall be applied to repay any Mandatory Prepayment Amount that shall exist at the time of such sale, transfer or other disposition, in accordance with Section 2.10(b)(ii) below.

(ii) Net Sales Proceeds of Asset Sales.

(A) Except as otherwise provided in Section 2.10(b)(ii)(B), at any time Tranche B Loans shall then be outstanding or a Borrowing Base Deficiency shall then exist, Borrower shall prepay the Loans or provide LC Collateral in an aggregate amount equal to 100% of the Net Sales Proceeds from the sale of any property included in the Borrowing Base within one (1) Business Day of receipt of any such net proceeds. Such prepayments shall be applied: first, to repay any Mandatory Prepayment Amount in respect of a Borrowing Base Deficiency, if any; and second, to repay the principal of the Tranche B Loans then outstanding until the Tranche B Loans are paid in full.

(B) If Borrower or any other Related Person sells, transfers or otherwise disposes, in one or more transactions, of assets, which assets have been included in the most recent Borrowing Base, in excess of the Maximum Asset Sales Amount in the aggregate in any Fiscal Year, and as a result of such sale, transfer or other disposition the Borrowing Base shall be redetermined in accordance with Section 6.2(d)(iii) such that a Borrowing Base Deficiency shall have resulted, then 100% of the Net Sales Proceeds of such sale, transfer or other disposition shall be applied to repay or reduce the resulting Borrowing Base Deficiency within five (5) Business Days of receipt by the Borrower of notice of the new Borrowing Base and any remaining Mandatory Prepayment Amount shall be repaid in accordance with Section 2.10(b)(i). To the extent that the Net Sales Proceeds of such sale, transfer or other disposition exceed any Borrowing Base Deficiency, if any, that shall have resulted from such sale, transfer or other disposition, such excess shall be applied in accordance with Section 2.10(b)(ii)(A) immediately above.

(c) Optional Prepayments.

(i) Borrower may, upon one Business Day’s written notice to Administrative Agent, from time to time and without premium or penalty prepay the Tranche A Notes, in whole or in part, so long as the aggregate amounts of all partial prepayments of principal on the Tranche A Notes equals $1,000,000 or any higher integral multiple of $500,000 or the outstanding balance on the applicable Tranche A Notes, if less. Such prepayments shall be applied as directed by Borrower.

(ii) Borrower may, upon one Business Day’s written notice to Administrative Agent, from time to time and without premium or penalty prepay the Tranche B Notes, in whole or in part, so long as the aggregate amounts of all partial prepayments of principal on the Tranche B Notes equals $1,000,000 or any higher integral multiple of $500,000 or the outstanding balance on the applicable Notes, if less. Such prepayments shall be applied as directed by Borrower. Concurrently with the prepayment by Borrower of any amount of the outstanding balance on Tranche B Notes, the Maximum Tranche B Amount (and the Tranche B Commitment Amount) shall be automatically and irrevocably reduced by a like amount.

(d) General Provisions Regarding Payments. Each prepayment of principal of the Tranche A Loans or Tranche B Loans under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

(e) Incurrence of Certain Indebtedness. If Borrower incurs unsecured subordinated Indebtedness permitted pursuant to Section 6.2(a)(vii), upon the incurrence of such Indebtedness, (i) Borrower shall immediately apply the proceeds of such Indebtedness (less reasonable and customary fees and commissions less, if such unsecured subordinated Indebtedness is a refinancing of prior unsecured subordinated Indebtedness permitted pursuant to Section 6.2(a)(vii), amounts used to repay such prior permitted unsecured subordinated Indebtedness that is being refinanced): first, to repay any Mandatory Prepayment Amount in respect of a Borrowing Base Deficiency, if any; second, to repay the principal of the Tranche B Loans then outstanding until the Tranche B Loans are paid in full; and third, to repay the principal of the Tranche A Loans until the Tranche A Loans are paid in full; any amount remaining shall then be held as LC Collateral in an amount equal to the aggregate amount of LC Obligations pursuant to Section 3.6, and (ii) the Borrowing Base shall be automatically reduced by the amount of such proceeds. Following such prepayment of Loans and interest accrued thereon and reduction in the Borrowing Base, Borrower shall have the right, by written notice delivered to the Administrative Agent delivered not later than ten (10) days following such prepayment and reduction, to ask the Lenders to redetermine the Borrowing Base using the existing information, reports and data delivered by Borrower in connection with the most recent redetermination of the Borrowing Base. Subject to Section 2.13(e), the Required Borrowing Base Lenders shall, within thirty (30) days following delivery of such notice, agree on a new Borrowing Base.

(f) Sale of Equity. If Borrower raises capital through the sale of any equity security, including but not limited to, common equity, preferred equity or other equity interests or equity securities including warrants, options and the like, Borrower shall apply the proceeds of such sale (less reasonable and customary fees and commissions), first, to cure any Borrowing Base Deficiency that shall then exist, and second, to prepay the outstanding principal balance of any Tranche B Loans, until repaid in full, in each case, together with all accrued but unpaid interest and fees with respect thereto in accordance with Section 2.10(d).

Section 2.11 Payments to Lenders. Borrower will make each payment that it owes under the Loan Documents to Administrative Agent for the account of the Lender to whom such payment is owed. Each such payment must be received by Administrative Agent not later than 11:00 a.m., Central time, on the date such payment becomes due and payable, in lawful money of the United States of America, without set-off, deduction or counterclaim, and in immediately available funds. Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. When Administrative Agent collects or receives money on account of the Obligations, including as a result of the enforcement of any remedies hereunder or under any Security Document, Administrative Agent shall distribute all money so collected or received, and Lenders shall apply all such money they receive from Administrative Agent, as follows:

(a) first, for the payment of all Obligations which are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due Administrative Agent or any trustee for reimbursement of expenses incurred as a result of the enforcement of any Security Document (including the Mortgage) under Sections 6.1(i) or 8.3 or Issuing Bank under Section 3.3(a), and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lenders shall otherwise agree);

(b) then for the prepayment of amounts owing under the Loan Documents (other than principal on the Notes) if so specified by Borrower;

(c) then for the prepayment of principal on the Notes, together with accrued and unpaid interest on the principal so prepaid; and

(d) then for the payment or prepayment of any other Obligations.

All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Section 2.10. All distributions of amounts described in any of subsections (b), (c) or (d) above shall be made by Administrative Agent pro rata to Administrative Agent and each Lender then owed Obligations described in such subsection in proportion to all amounts owed to Administrative Agent and all Lenders which are described in such subsection; provided that if any Lender then owes payments to Issuing Bank for the purchase of a participation under Section 3.3(c) hereof, any amounts otherwise distributable under this section to such Lender shall be deemed to belong to Issuing Bank, to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than such amounts to such Lender.

Section 2.12 Initial Borrowing Base. During the period from the date hereof to the first Determination Date the Borrowing Base shall be $125,000,000.

Section 2.13 Subsequent Determinations of Borrowing Base.

(a) Not later than sixty (60) days immediately following each December 31 and June 30, and at such other times as the Determining Banks shall request in connection with a redetermination of the Borrowing Base pursuant to clauses (b), (c) and (d) of this Section 2.13, Borrower shall furnish to each Lender all information, reports and data that the Determining Banks have then reasonably requested concerning Related Persons’ businesses and properties (including Related Persons’ Oil and Gas Properties and interests and the reserves and production relating thereto), together with the Engineering Report described in Section 6.1(b)(iv), if an

Engineering Report is then due. Within thirty (30) days after receiving such information, reports and data (including an Engineering Report, if then due), or as promptly thereafter as practicable, the Administrative Agent shall notify the Lenders of the Determining Banks’ proposed value for the Borrowing Base. After having received notice of such proposal from the Administrative Agent, each Lender shall have fifteen (15) days to agree or disagree with such proposal. If at the end of the fifteen (15) days, any Lender has not communicated its approval or disapproval, such silence shall be deemed to be an approval. If however, the Required Borrowing Base Lenders shall not have approved or shall not have been deemed to have approved the proposed Borrowing Base within fifteen (15) days, the Determining Banks and the Required Borrowing Base Lenders shall, within a reasonable period of time, agree on and approve a new Borrowing Base, which new Borrowing Base shall be the highest amount that is acceptable to the Required Borrowing Base Lenders. The Administrative Agent shall by notice to Borrower designate such amount as the new Borrowing Base available to Borrower hereunder, which designation shall take effect immediately on the date such notice is sent (a “Determination Date”) and which Borrowing Base shall remain in effect until but not including the next date as of which the Borrowing Base is redetermined. If Borrower does not furnish all such information, reports and data by the date specified in the first sentence of this section, the Required Borrowing Base Lenders may nonetheless designate the Borrowing Base at any amount which the Required Borrowing Base Lenders determine, and may redesignate the Borrowing Base from time to time thereafter at any amount which Required Borrowing Base Lenders redetermine, until each Lender receives all such information, reports and data, whereupon Required Borrowing Base Lenders shall designate a new Borrowing Base as described above. Subject to clause (e) below, the Borrowing Base shall be that amount of debt which the Required Borrowing Base Lenders shall agree can be supported, after taking into account other fixed charges such as subordinated debt interest payments, capital lease payments, obligations in respect of operating leases and preferred dividends payable in cash, by the cash flows of the Borrower’s producing and non-producing proved oil and gas reserves after an engineering and economic review of such reserves conducted by the Lenders using their customary standards for oil and gas lending practices (including consideration of oil and gas, energy and/or commodities price forecasts as they may change from time to time), and gas sales contracts and hedging agreements will be taken into consideration to arrive at appropriate price projections; provided, however, that it is expressly understood that Lenders (or the Required Borrowing Base Lenders, as the case may be) and the Determining Banks have no obligation to agree upon or designate the Borrowing Base at any particular amount, whether in relation to the Maximum Loan Amount or otherwise, and that Lenders’ commitments (or those of the Required Borrowing Base Lenders, as the case may be) to advance funds hereunder is determined by reference to the Borrowing Base from time to time in effect, which Borrowing Base shall be used for calculating commitment fees under Section 2.7(a) and, to the extent permitted by law and regulatory authorities, for the purposes of Section 2.15. Semiannual redeterminations and additional redeterminations at the request of the Lenders or the Determining Banks shall be at no cost to Borrower. Additional redeterminations at Borrower’s request shall be subject to a $5,000 engineering fee payable by Borrower to each of the Determining Banks for each Determining Bank’s own account.

(b) The Borrower may include additional Oil and Gas Properties of Related Persons in the calculation of the Borrowing Base, by the Borrower (A) giving written notice to the Administrative Agent of such properties to be included, and (B) including such properties in an Engineering Report submitted to the Administrative Agent.

(c) In addition to any scheduled determination or discretionary determination of the Borrowing Base, the Borrowing Base may be redetermined upon the sale, transfer or disposition of the assets of Borrower or any Related Person included in the Borrowing Base in excess of the Maximum Asset Sales Amount as required by Section 6.2(d)(iii).

(d) The Borrower may, and the Determining Banks may (and shall, if so directed by the Majority Lenders), once annually, request an additional Borrowing Base redetermination (a “Requested Redetermination”) by delivering to the other party a notice requesting such Requested Redetermination. Following delivery of such request from the Determining Banks to Borrower or from Borrower to Administrative Agent, Borrower shall provide all information, data and reports described in clause (b) above; provided, that, any Requested Redetermination made at the option of the Determining Banks (or the Majority Lenders) will be calculated using a company-prepared Engineering Report that has been updated from the most recently provided Engineering Report; provided, further, that redeterminations pursuant to Section 6.2(d)(iii) shall not count toward the Determining Banks’ right to request a Borrowing Base redetermination pursuant to this clause (d). Upon receipt of such information, data and reports, the Borrowing Base shall be redetermined in accordance with the appropriate procedures described in clause (b) above.

(e) Notwithstanding anything herein to the contrary (including clause (a) above), any increase in the Borrowing Base from the then immediately effective Borrowing Base shall require the approval of all Lenders.

Section 2.14 Borrower’s Reduction of Borrowing Base. Until the Tranche A Commitment Termination Date, Borrower may, during the fifteen-day period beginning on each Determination Date (each such period in this section, an “Option Period”), reduce the Borrowing Base from the amount designated by Administrative Agent to any lesser amount. To exercise such option Borrower must within an Option Period send written notice to Administrative Agent of the amount of the Borrowing Base chosen by Borrower. If Borrower does not affirmatively exercise this option during an Option Period, the Borrowing Base shall be the amount designated by Administrative Agent. Any choice by Borrower of a Borrowing Base shall be effective as of the first day of the Option Period during which such choice was made and shall continue in effect the next date as of which the Borrowing Base is redetermined.

Section 2.15 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Rate Portion:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such LIBOR Rate Portion for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Lenders that the circumstances giving rise to such written notice no longer exist, (i) any Rate Election that requests the conversion of any Base Rate Portion to, or continuation of any LIBOR Rate Portion as, a LIBOR Rate Portion shall be ineffective and (ii) any requests for a Loan as a LIBOR Rate Portion shall be made as a Base Rate Portion.

Section 2.16 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Banks holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Banks holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.17 Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or a mandatory prepayment in accordance with Section 2.10), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.18 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and removable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

Section 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(b) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.11), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment);

provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments.

ARTICLE III - Letters of Credit

Section 3.1 Letters of Credit. Subject to the terms and conditions hereof, Borrower may, until the Tranche A Commitment Termination Date, request Issuing Bank to issue one or more Letters of Credit, provided that, after taking such Letter of Credit into account:

(a) the sum of the aggregate amount of Tranche A Loans outstanding at such time plus the amount of Indebtedness incurred as permitted pursuant to Section 6.2(a)(vi) hereof plus the aggregate amount of LC Obligations at such time, does not exceed the Tranche A Facility Amount at such time;

(b) the aggregate amount of LC Obligations at such time does not exceed $25,000,000;

(c) the expiration date of such Letter of Credit is on or prior to the Tranche A Commitment Termination Date;

(d) such Letter of Credit is to be used for general corporate purposes of Related Persons;

(e) such Letter of Credit is not directly or indirectly used to assure payment of or otherwise support any Person’s Indebtedness for borrowed money;

(f) the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject Issuing Bank to any cost not anticipated on the date hereof;

(g) the form and terms of such Letter of Credit are acceptable to Administrative Agent and Issuing Bank in their sole and absolute discretion; and

(h) all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.

Issuing Bank will honor any such request if the foregoing conditions (a) through (h) (in this Section 3.1 called the “LC Conditions”) have been satisfied as of the date of issuance of such Letter of Credit. The expiration date of a Letter of Credit may not be extended on or after the Tranche A Commitment Termination Date and no Letter of Credit may be renewed, replaced or increased on or after the Tranche A Commitment Termination Date.

Section 3.2 Requesting Letters of Credit. Borrower must make written application for any Letter of Credit at least three Business Days before the date on which Borrower desires for Issuing Bank to issue such Letter of Credit. By making any such written application Borrower shall be deemed to have represented and warranted that the LC Conditions described in Section 3.1 will be satisfied as of the date of issuance of such Letter of Credit. Each such written application for a standby or commercial Letter of Credit must be made in writing using the forms therefor customarily used by Issuing Bank, the terms and provisions of which are hereby incorporated herein by reference (or in such other form as may mutually be agreed upon by Issuing Bank and Borrower).

Section 3.3 Reimbursement and Participations.

(a) Reimbursement by Borrower. Each Matured LC Obligation shall constitute a Tranche A Loan by Issuing Bank to Borrower. The Borrower hereby agrees to reimburse the Issuing Bank, forthwith, for each payment or disbursement made by the Issuing Bank to settle its obligations under any draft drawn under any Letter of Credit, with interest on the amount so paid or disbursed by the Issuing Bank from and including the date of payment or disbursement to, but not including, the date the Issuing Bank is reimbursed therefor or the Lenders are deemed to have made a Tranche A Loan in respect thereof pursuant to the following proviso, as the case may be, at the rate set forth for Base Rate Loans; provided, however, that (i) if any such payment or disbursement shall not be reimbursed to the Issuing Bank after any grace period for the payment thereof as provided in Section 8.1 herein and if the Tranche A Commitment Termination Date shall not have occurred or (ii) if any Matured LC Obligation shall be outstanding on the Tranche A Commitment Termination Date, then the Matured LC Obligation in respect thereof shall automatically, without notice from or to the Borrower and without any further authorization from the Borrower (and whether or not the amount thereof satisfies the conditions of Section 2.1 and whether or not the conditions of Article IV are satisfied), be deemed to be a Tranche A Loan, made by each of the Lenders to the Borrower in their respective Percentage Shares of the Issuing Bank’s payments or disbursements bearing interest determined pursuant to Section 2.6 and the related Matured LC Obligation shall be deemed paid simultaneously with such funding of the deemed Tranche A Loan; provided further, however, that if any such payment or disbursement shall not be reimbursed to the Issuing Bank and a Tranche A Loan shall not be deemed to have been made notwithstanding the preceding proviso for any reason, then the Matured LC Obligation in respect thereof shall be due and payable by the Borrower, with interest accruing thereon at the Late Payment Rate.

(b) Letter of Credit Loans. If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder prior to the Tranche A Commitment Termination Date then Borrower may, during the interval between the making thereof and the honoring thereof by Issuing Bank, request Lenders to make Tranche A Loans to Borrower in the amount of such draft or demand, which Tranche A Loans shall be made concurrently with Issuing Bank’s payment of such draft or demand and shall be immediately used by Issuing Bank to repay the amount of the resulting Matured LC Obligation. Such a request by Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of clauses (ii), (iii) and (iv) of the first sentence of Section 2.1(a) the amount of such Tranche A Loans shall be considered but the amount of the Matured LC Obligation to be concurrently paid by such Tranche A Loans shall not be considered.

(c) Participation by Lenders. Issuing Bank irrevocably agrees to grant and hereby grants to each Lender, and to induce Issuing Bank to issue Letters of Credit hereunder, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from Issuing Bank, on the terms and conditions hereinafter stated and for such Lender’s own account and risk, an undivided interest equal to such Lender’s Percentage Share of Issuing Bank’s obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by Issuing Bank thereunder. Each Lender unconditionally and irrevocably agrees with Issuing Bank that, if a Matured LC Obligation is paid under any Letter of Credit for which Issuing Bank is not reimbursed in full by Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of LC Collateral), such Lender shall within two (2) Business Days (in all circumstances and without set-off or counterclaim) pay to Issuing Bank on demand, in immediately available funds at Issuing Bank’s address for notices hereunder, such Lender’s Percentage Share of such Matured LC Obligation (or any portion thereof which has not been reimbursed by Borrower), together with interest thereon, for each day from the date such amount was paid by Issuing Bank under such Letter of Credit until the date such amount is paid to Administrative Agent at the Federal Funds Rate. If any Lender fails to make such payment to Issuing Bank within such two Business Day period, such Lender shall in addition to such amount pay interest thereon, for each day from the date such amount was paid by Issuing Bank under such Letter of Credit until the date such amount is paid or repaid to Administrative Agent, at the Base Rate. Each Lender’s obligation to pay Issuing Bank pursuant to the terms of this subsection is irrevocable and unconditional.

(d) Distributions to Participants. Whenever Issuing Bank has in accordance with this section received from any Lender payment of such Lender’s Percentage Share of any Matured LC Obligation, if Issuing Bank thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from Borrower or by application of LC Collateral or otherwise, and excluding only interest for any period prior to Issuing Bank’s demand that such Lender make such payment of its Percentage Share), Issuing Bank will distribute to such Lender its Percentage Share of the amounts so received by Issuing Bank; provided, however, that if any such payment received by Issuing Bank must thereafter be returned by Issuing Bank, such Lender shall return to Issuing Bank the portion thereof which Issuing Bank has previously distributed to it.

(e) Calculations. A written advice setting forth in reasonable detail the amounts owing under this section, submitted by Issuing Bank to Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

Section 3.4 Letter of Credit Fees. In consideration of Issuing Bank’s issuance of Letters of Credit, Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the LIBOR Spread then in effect with respect to Tranche A Loans after giving effect thereto on the average daily amount of such Lender’s Percentage Share of the LC Obligations during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment to make Tranche A Loans terminates and the date on which such Lender ceases to participate in any LC Obligations, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC

Obligations during the period from and including the Closing Date to but excluding the later of the Tranche A Commitment Termination Date and the date on which there cease to be any LC Obligations, as well as the Issuing Bank’s standard fees with respect to the amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be due and payable in arrears, on the last Business Day of each Fiscal Quarter and on the Tranche A Commitment Termination Date commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Tranche A Commitments terminate and any such fees accruing after the date on which the Tranche A Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 3.5 No Duty to Inquire.

(a) Drafts and Demands. Issuing Bank is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance of payment or thereafter. Issuing Bank and Lenders may act in reliance upon any drafts or demand for payment believed in good faith to have been authorized, whether or not made by an authorized officer, representative or agent of any beneficiary under any Letter of Credit, and payment by Issuing Bank to a beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. Borrower agrees to hold Issuing Bank and each Lender harmless and indemnified against any liability or claim in connection with or arising out of the subject matter of this section, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ISSUING BANK OR ANY LENDER, provided only that Issuing Bank or such Lender shall not be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct as determined in a final judgment.

(b) Extension of Maturity. If the maturity of any Letter of Credit is extended by its terms or by law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of any Related Person, or if the amount of any Letter of Credit is increased at the request of any Related Person, this Agreement shall be binding upon all Related Persons with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by Issuing Bank or any of Issuing Bank’s correspondents in accordance with such extension, increase or other modification.

(c) Transferees of Letters of Credit. If any Letter of Credit provides that it is transferable (provided that the Issuing Bank agrees to such provision of transferability), Issuing Bank shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall Issuing Bank be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by

Issuing Bank to any purported transferee or transferees as determined by Issuing Bank is hereby authorized and approved, and Borrower further agrees to hold Issuing Bank and each Lender harmless and indemnified against any liability or claim in connection with or arising out of the foregoing, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ISSUING BANK OR ANY LENDER, provided only that Issuing Bank or such Lender shall not be entitled to indemnification for that portion, if any, of any liability or claim which is caused by its own individual gross negligence or willful misconduct.

Section 3.6 LC Collateral.

(a) LC Obligations in Excess of Borrowing Base or upon Termination of Tranche A Commitments. (i) If, after the making of all mandatory prepayments required under Section 2.10, the aggregate amount of all Tranche A Loans outstanding plus all LC Obligations outstanding excluding LC Obligations secured by cash collateral pursuant to this Section 3.6 plus all Indebtedness permitted pursuant to Section 6.2(a)(vi) hereof will exceed the Borrowing Base, then Borrower will immediately pay to Issuing Bank an amount in cash equal to such excess, or (ii) should any LC Obligations remain outstanding on the Tranche A Commitment Termination Date, then Borrower will immediately pay Issuing Bank an amount in cash equal to the aggregate amount of such Issuing Bank’s LC Obligations. Issuing Bank will hold such amount as security for the remaining LC Obligations (“LC Collateral”) until such LC Obligations become Matured LC Obligations, at which time such LC Collateral may be applied to such Matured LC Obligations. Neither this subsection nor the following subsection shall, however, limit or impair any rights which Issuing Bank may have under any other document or agreement relating to any Letter of Credit or LC Obligation, including any LC Application, or any rights which Issuing Bank or Lenders may have to otherwise apply any payments by Borrower and LC Collateral under Section 2.11.

(b) Acceleration of LC Obligations. If the Obligations or any part thereof become immediately due and payable pursuant to Section 8.1 then, unless Majority Lenders otherwise specifically elect to the contrary (which election may thereafter be retracted by Majority Lenders at any time), all LC Obligations shall become immediately due and payable without regard to whether or not actual drawings or payments on the Letters of Credit have occurred, and Borrower shall be obligated to pay to Issuing Bank immediately an amount equal to the aggregate LC Obligations which are then outstanding. All amounts so paid shall first be applied to Matured LC Obligations and then held by Issuing Bank as LC Collateral until such LC Obligations become Matured LC Obligations, at which time such LC Collateral shall be applied to such Matured LC Obligations.

(c) Investment of LC Collateral. Pending application thereof, all LC Collateral shall be invested by Issuing Bank in such interest-bearing investments as Issuing Bank may choose in its sole discretion reasonably exercised. All interest on such investments shall be reinvested or applied to Matured LC Obligations. When all Obligations have been satisfied in full, including all LC Obligations, all Letters of Credit have expired or been terminated, and all of Borrower’s reimbursement obligations in connection therewith have been satisfied in full, Issuing Bank shall release any remaining LC Collateral. Borrower hereby assigns and grants to Issuing Bank a continuing security interest in all LC Collateral paid by it to Issuing Bank, all investments purchased with such LC Collateral, and all proceeds thereof to secure its Matured LC Obligations and its Obligations under this Agreement, the Notes, and the other Loan Documents. Borrower further agrees that Issuing Bank shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State of Texas with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.

ARTICLE IV - Conditions Precedent to Lending

Section 4.1 Documents to be Delivered. No Lender has any obligation to make its first Loan and Issuing Bank shall have no obligation to issue, and no Lender shall have an obligation to participate in, the first Letter of Credit, unless Administrative Agent shall have received all of the following duly executed and delivered in multiple counterparts for each Lender and in form, substance and date satisfactory to Administrative Agent:

(a) This Agreement duly executed by Borrower, Administrative Agent and each Lender and any other documents that Lenders are to execute in connection herewith.

(b) Each Note.

(c) The following certificates of Borrower:

(i) An “Omnibus Certificate” of the Secretary or Assistant Secretary of Borrower, as applicable, which shall certify as to the names, offices and signatures of the officers of Borrower authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of resolutions duly adopted by the members of Borrower and in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Loan Documents delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein, (2) a copy of the certificate of formation of Borrower and all amendments thereto, certified by the Secretary of State of Delaware, and (3) a copy of the Limited Liability Company Agreement and regulations of Borrower; and

(ii) A “Compliance Certificate” of the chief financial officer of the Borrower of even date with such Loan in which such officer certifies to the satisfaction of the conditions set out in subsections (a) and (b) of Section 4.2.

(d) A certificate (or certificates) of the due formation, valid existence and good standing of Borrower in its state of organization, issued by the appropriate authorities of such jurisdiction.

(e) A favorable opinion of Vinson & Elkins L.L.P., counsel for the Related Persons, substantially in the form set forth in Exhibit E.

(f) The Initial Engineering Report.

(g) Guaranties, dated as of the date hereof, duly executed and delivered by each of Spinnaker Exploration Company, a Delaware corporation, and WP Spinnaker Holdings, Inc., a Delaware corporation.

(h) A Mortgage duly executed and delivered by Related Persons covering Oil and Gas Properties constituting not less than 80% of the total present value of all Oil and Gas Properties included in the Initial Engineering Report, in form and substance satisfactory to the Administrative Agent for the prompt completion of all recording and filing of the Mortgage upon the receipt by the Administrative Agent of the initial Request for Tranche B Advance, as may be necessary to create a valid, perfected first Lien against the Mortgaged Property covered by the Mortgage, together with proper Uniform Commercial Code Form UCC-1 statements, necessary or in the opinion of the Administrative Agent, desirable to create in favor of the Administrative Agent for the benefit of the Administrative Agent, the Issuer and the Lenders all Liens and other rights of any Person as a valid, perfected first priority Lien in the Mortgaged Property described in the Mortgage.

(i) Favorable title information acceptable to Administrative Agent with respect to at least 80% of the total present value (determined by the Administrative Agent in its sole discretion and in accordance with their normal practices and standards for oil and gas loans as it exists at the particular time) of the Related Persons’ Oil and Gas Properties included in the Initial Engineering Report.

(j) [Reserved].

(k) Certificates of Borrower’s good standing and due qualification to do business, issued by appropriate officials in any states in which Borrower owns property.

(l) Documents similar to those specified in subsections (c)(i), (d), (e) and (k) of this section with respect to each Guarantor and its Guaranty.

(m) True and correct copies of such other documents or instruments as may be reasonably requested by Administrative Agent including, without limitation, any debt instrument, security agreement or other material contract to which any Related Person may be a party.

(n) True and complete copies of the detailed annual projections for the Borrower including a budget of production, costs, expenses, gross and net capital expenditures and cash flow, which projections shall have been prepared as of October 2003 and which shall be certified as of the Closing Date by the chief financial officer of Borrower as having been prepared in good faith by Borrower, which certificate shall state that such officer has no reason to believe that the projections are incorrect or misleading in any material respect, it being recognized by Administrative Agent and Lenders that such projections depend on assumptions as to future events and are not to be viewed as facts, and that actual results during the period covered by any such projections may differ from the projections.

(o) [Reserved].

(p) Borrower’s payment to Administrative Agent and the Lenders of all fees then due to Administrative Agent and Lenders in connection with the execution, delivery and performance of the Loan Documents and all reasonable legal fees of Administrative Agent’s counsel for which invoices in reasonable detail are received at least ten (10) days prior to the date of the first Loan.

(q) A certificate of insurance of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 6.1(h) hereof and as to the insurance of each Related Person set forth in the Disclosure Schedule and that such insurance is in full force and effect.

(r) [Reserved].

(s) Evidence that the obligations under the Existing Credit Agreement and the “Loan Documents” thereunder been repaid in full and that the Existing Credit Agreement and the “Loan Documents” thereunder have been terminated.

(t) Such other assurances, certificates, documents, consents or opinions as the Administrative Agent or any of the Lenders may require.

Section 4.2 Additional Conditions Precedent for each Loan and Letter of Credit. No Lender has any obligation to make any Loan (including its first) or to participate in any Letter of Credit, and Issuing Bank has no obligation to issue, amend, extend or renew any Letter of Credit (including the first) unless the following conditions precedent have been satisfied:

(a) In the case of all Loans and Letters of Credit, both before and after giving effect to the making of such Loan or the issuance, amendment, extension or renewal of such Letter of Credit, all representations and warranties made by any Related Person in any Loan Document shall be true on and as of the date of such Loan or the date of issuance of such Letter of Credit as if such representations and warranties had been made as of the date of such Loan or the date of issuance of such Letter of Credit, unless any such representation or warranty was expressly limited to an earlier date (in which case such representation or warranty shall be true on and as of such earlier date).

(b) In the case of all Loans and Letters of Credit, no Default shall exist at the date of such Loan or the date of issuance of such Letter of Credit or result therefrom.

(c) [Reserved].

(d) The making of such Loans or the issuance, amendment, extension or renewal of such Letters of Credit shall not be prohibited by any law, regulation, order of any court, governmental agency or authority, and shall not subject any Lender or the Issuing Bank to any penalty or other onerous condition under or pursuant to any such law, regulation or order.

(e) No suit, action, investigation, inquiry or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered in connection with any Loan Document or any of the transactions contemplated hereby or thereby, which, in the judgment of Administrative Agent, would have a Material Adverse Effect.

(f) The Administrative Agent shall have received (i) with respect to each Loan, a Request for Advance duly completed, executed and delivered by Borrower as required by Section 2.4, and (ii) with respect to Letters of Credit, a written application as required by Section 3.2.

(g) All documents executed or submitted pursuant to Section 4.2 by or on behalf of the Borrower any of its Subsidiaries or any other Related Person shall be reasonably satisfactory in form and substance to the Administrative Agent.

Section 4.3 Conditions Precedent for each Tranche B Loan. No Lender has any obligation to make a Tranche B Loan (including its first) unless each of the following conditions precedent have been satisfied:

(a) Each condition set forth in Section 4.2 shall have been satisfied both immediately before and immediately after giving effect to the making of such Tranche B Loan.

(b) The Administrative Agent shall have submitted (or shall have in its possession to submit) the Mortgages for recording in the appropriate jurisdictions in order to create in favor of the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, a legal, valid and enforceable Lien in all right, title and interest of the Borrower in the Mortgaged Property described therein, which Liens shall, when recorded, constitute fully perfected first-priority Liens on all right, title and interest of the Borrower in the Mortgaged Property except for Permitted Liens.

(c) The Administrative Agent shall have received a Request for Tranche B Advance duly completed, executed and delivered by Borrower as required by Section 2.4.

(d) The Borrower shall have complied with the provisions of Section 7.7.

ARTICLE V - Representations and Warranties

Section 5.1 Borrower’s Representations and Warranties. To confirm each Lender’s understanding concerning Related Persons and Related Persons’ businesses, properties and obligations, and to induce Administrative Agent, the Issuing Bank and each Lender to enter into this Agreement and to make the Loans and issue or participate in Letters of Credit, Borrower represents and warrants to Administrative Agent, the Issuing Bank and each Lender that:

(a) No Default. No Borrower, Guarantor or Subsidiary is in default in the performance of any of the covenants and agreements contained herein or in any other Loan Documents. No event has occurred and is continuing that constitutes a Default.

(b) Organization and Good Standing. Each Related Person is duly organized, validly existing and in good standing under the laws of its state of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Related Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it, if any, or the nature of the business transacted by it makes such qualification necessary, except where the failure so to qualify will not have any Material Adverse Effect. Each Related Person has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it, if any, or the nature of the business transacted by it, if any, makes such actions and procedures desirable.

(c) Authorization. Each Related Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party, and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder.

(d) No Conflicts or Consents. The execution and delivery by the various Related Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (i) conflict with any provision of (1) any domestic or foreign law, statute, rule or regulation, (2) the organizational documents of any Related Person, or (3) any agreement, judgment, license, order or permit applicable to or binding upon any Related Person, (ii) result in the acceleration of any Indebtedness owed by any Related Person, or (iii) result in or require the creation of any Lien upon any assets or properties of any Related Person except as expressly contemplated in the Loan Documents. Except as expressly contemplated in the Loan Documents, no consent, approval, authorization or order of, and no notice to or filing with any court or Governmental Authority or third party is required in connection with the execution, delivery or performance by any Related Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

(e) Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Related Person which is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(f) Initial Financial Statements. The Initial Financial Statements of Spinnaker Exploration Company fairly present (i) Spinnaker Exploration Company’s Consolidated financial position at the date thereof, (ii) the Consolidated results of Spinnaker Exploration Company for the period thereof, and (iii) Spinnaker Exploration Company’s Consolidated cash flows for the period thereof. Since the date of the audited annual Initial Financial Statements no act, event or condition has occurred which would have a Material Adverse Effect. The Initial Financial Statements of Spinnaker Exploration Company were prepared in accordance with GAAP.

(g) Other Restrictions. No Related Person is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction that may be reasonably expected to have a Material Adverse Effect.

(h) Full Disclosure. No certificate, statement or other information delivered in writing herewith or heretofore by any Related Person to Administrative Agent or any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement known to a Related Person of a material fact or omits to state any material fact known to any Related Person necessary to make the statements contained herein or therein not materially misleading as of the date made or deemed made, taken as a whole. There is no fact known to any Related Person that has not been disclosed to Administrative Agent and each Lender in writing (other than industry-wide risks normally associated with the types of businesses conducted by the Related Persons) that could materially and adversely affect Borrower’s Consolidated properties, assets, operations businesses, or condition (financial or otherwise). To the best knowledge of Borrower, there are no statements or conclusions in any Engineering Report that are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Engineering Report is necessarily based upon professional opinions, estimates and projections and that Borrower does not warrant that such opinions, estimates and projections will ultimately prove to be accurate. Borrower has heretofore delivered to Administrative Agent and each Lender true, correct and complete copies of the Initial Financial Statements and the Initial Engineering Report.

(i) Litigation. There are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Related Person threatened, against any Related Person before any federal, state, municipal or other court, department, commission, body, board, bureau, agency, or instrumentality, domestic or foreign, which do or may have a Material Adverse Effect, and there are no outstanding judgments, injunctions, writs, rulings or orders by any such governmental entity against any Related Person or any Related Person’s property, which have or may have a reasonable possibility of causing a Material Adverse Effect.

(j) ERISA Liabilities. No Termination Event has occurred with respect to any ERISA Plan. The Related Persons are in compliance with ERISA in all material respects. No Related Person is required to contribute to, or has any other absolute or contingent liability with respect to, any “multiemployer plan” as defined in Section 4001 of ERISA. Except as disclosed in Item 5.1(j) (“ERISA Liabilities”) of the Disclosure Schedule, no “accumulated funding deficiency” (as defined in Section 412(a) of the Internal Revenue Code of 1986, as amended) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and the current value of each ERISA Plan’s benefits does not exceed by more than $500,000 the current value of such ERISA Plan’s assets available for the payment of such benefits.

(k) Environmental and Other Laws. Except as could not reasonably be expected to have a Material Adverse Effect (or with respect to (iii), (iv) and (v) below, where the failure to take such actions would not have a Material Adverse Effect):

(i) Neither any property of any Related Person or any Subsidiary nor the operations conducted thereon violate any Environmental Laws;

(ii) Without limitation of clause (i) above, no property of any Related Person or any Subsidiary nor the operations currently conducted thereon or, to the best knowledge of any of the Related Persons, by any prior owner or operator of such property or operation, are in violation of or subject to any existing, pending or, to the Related Person’s knowledge, threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Authority or to any remedial obligations under Environmental Laws;

(iii) All notices, permits, licenses or similar authorizations, if any, required pursuant to Environmental Laws to be obtained or filed in connection with the operation or use of the property of any Related Persons and each Subsidiary have been duly obtained or filed, and the Related Persons and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(iv) All Hazardous Materials, solid waste, and oil and gas exploration and production wastes, if any, generated at the property of any Related Person or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of each Related Person, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or, to each Related Person’s knowledge, threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(v) Each of the Related Persons has taken all steps reasonably necessary to determine, and has determined, that no Hazardous Materials, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any Hazardous Materials on or to any property of the Related Persons or any Subsidiary except, in each case, in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment; and

(vi) No Related Person or Subsidiary has any known contingent liability in connection with any release or threatened release of any oil, Hazardous Materials or solid waste into the environment.

(l) Names and Places of Business. No Related Person has, during the preceding five years, been known by, or used any other corporate, trade, or fictitious name (except that Spinnaker Exploration Company’s name previously was Spinco Exploration Corp.). The chief executive office and principal place of business of each Related Person is located at the address set out on the signature pages hereto. Except as indicated in the Disclosure Schedule or a Disclosure Report, no Related Person has any other office or place of business.

(m) Borrower’s Subsidiaries. As of the Closing Date, Borrower has no Subsidiary and does not own any interest in any other Person, except those listed in the Disclosure Schedule or a

Disclosure Report. As of the Closing Date, no Related Person is a member of any general or limited partnership, joint venture or association of any type whatsoever except associations, joint ventures or other relationships (i) that are established pursuant to a standard form operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, (ii) which are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state law, and (iii) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships. As of the Closing Date, Borrower owns, directly or indirectly, the equity interest in each of its Subsidiaries that is indicated in the Disclosure Schedule.

(n) Title to Properties. Each Related Person has valid and defensible title to, or a valid leasehold or like interest in, all of the real property interests constituting the Oil and Gas Properties constituting proved reserves and all of its other material properties and assets, free and clear of all Prohibited Liens and of all material impediments to the use of such properties and assets in such Related Person’s ordinary course of business.

(o) Government Regulation. No Related Person is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been or may be amended) or any other statute, law, regulation or decree that regulates the incurring by such Person of Indebtedness, including statutes, laws, regulations or decrees relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

(p) Permits and Licenses. Each Related Person possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names and copyrights which are material to the conduct of its business.

(q) Taxes. Each Related Person has filed or caused to be filed all tax returns that, to the knowledge of such Related Person, are required to be filed. Each Related Person has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (i) where extensions have been obtained and (ii) any such impositions as to which the amount or validity is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Related Person); no tax Lien has been filed, and, to the knowledge of Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

(r) Insurance. The Disclosure Schedule sets forth a complete and correct list of all insurance policies and programs in effect on the Closing Date with respect to the properties and businesses of each Related Person specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder and (iv) the policy or other identification number thereof.

(s) Priority of Obligations. The obligations of the Borrower to pay the principal of and interest on the Loans made hereunder and the Notes and all other amounts payable by the Borrower hereunder constitute direct and general obligations of the Borrower and rank in right of payment prior to or pari passu with all indebtedness and liabilities for borrowed money, or other obligations arising out of the extension of credit, of the Borrower. The Borrower does not have outstanding any such indebtedness, liability or obligation that is subordinated to any other such indebtedness, liability or obligation but that is not subordinated to all indebtedness of the Borrower for money borrowed hereunder and under the Notes.

(t) Compliance with Laws and Agreements. Each of the Related Persons is in material compliance with all laws, regulations, and orders applicable to it (including all Environmental Laws and ERISA) applicable to such Person or its assets, and all indentures, agreements and other instruments binding upon it or its assets, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(u) Solvency. Upon the consummation of the transactions contemplated by the Loan Documents, based upon certain valuations and the most recently delivered financial statements:

(i) The present fair salable value of the assets of the Borrower on a Consolidated basis will exceed the amount that the Borrower will be required to pay (after giving effect to amounts that reasonably could be received by reason of indemnity, offset, insurance or similar arrangements) because of the probable liability on the existing Indebtedness (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of the Borrower on a Consolidated basis as they become absolute and matured;

(ii) The sum of the debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of the Borrower on a Consolidated basis (after giving effect to amounts that reasonably could be received by reason of indemnity, offset, insurance or similar arrangements) will not exceed all of the property of the Borrower on a Consolidated basis at a fair valuation;

(iii) The capital of the Borrower is not and will not be unreasonably small for the Borrower to carry on its businesses; and

(iv) The Borrower does not intend to, or believe it will, by virtue of consummating the transactions and incurring obligations contemplated hereby or by any other of the Loan Documents, incur Indebtedness that will be beyond its ability to pay as they mature.

ARTICLE VI - Covenants of Borrower

Section 6.1 Affirmative Covenants. To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce Administrative Agent and each Lender and Issuing Bank to enter into this Agreement and make the Loans and issue or participate in Letters of Credit, Borrower warrants, covenants and agrees that, until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders have previously agreed otherwise:

(a) Payment and Performance. Borrower shall pay all amounts due by Borrower under the Loan Documents to which it is a party in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed or implied in the Loan Documents applicable to Borrower. Borrower will cause the other Related Persons to observe, perform and comply with every such term, covenant and condition applicable to the other Related Persons in the Loan Documents to which they are a party.

(b) Books, Financial Statements and Reports. Each Related Person shall at all times obtain full and accurate books of account and records. Borrower shall maintain, and shall cause each Related Person to maintain, a standard system of accounting and shall furnish the following statements and reports to Administrative Agent and Lender at Borrower’s sole expense:

(i) As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, complete audited Consolidated financial statements of Spinnaker Exploration Company, as well as all notes thereto, together with an annual budget for the current year in form and substance satisfactory to the Administrative Agent in its sole discretion, as well as all notes thereto, prepared in reasonable detail in accordance with GAAP in all material respects, together with an opinion, based on an audit using generally accepted auditing standards, by KPMG LLP or other independent certified public accountants of recognized national standing selected by Spinnaker Exploration Company and acceptable to the Administrative Agent, stating that such Consolidated financial statements have been so prepared. These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of operations, of cash flows, and of equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.

(ii) As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter, complete unaudited Consolidated financial statements from Spinnaker Exploration Company including a Consolidated balance sheet as of the end of such Fiscal Quarter and Consolidated statements of operations and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments and without footnotes. In addition, Borrower shall, together with each such set of financial statements and each set of financial statements furnished under subsection (b)(i) of this Section, furnish a certificate in the form of Exhibit D signed by the chief financial officer of Borrower stating that such financial statements are accurate and complete in all material respects, stating that he/she has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Sections 6.2(a), (k), (l) and (p), and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

(iii) Promptly upon their becoming available, copies of all (A) financial statements, reports, notices and proxy statements sent by any Related Person to its stockholders or members and (B) all statements and reports sent to any Related Person or filed with or otherwise provided to any Governmental Authority (including without limitation, the Federal Energy Regulatory Commission or the Texas Natural Resource Conservation Committee and any successor agencies) that describe or relate to any event that could reasonably be expected to have a Material Adverse Effect.

(iv) Not later than sixty (60) days immediately following December 31 of each year, an Engineering Report prepared as of December 31 of such year by Ryder Scott Company, or other independent petroleum engineers chosen by Borrower and reasonably acceptable to the Determining Banks; and not later than sixty (60) days immediately following June 30 of each year, an Engineering Report prepared as of June 30 of such year by any of the following, as determined by Borrower in its sole discretion: Borrower’s in-house engineering staff or Ryder Scott Company or any other independent engineer approved by the Determining Banks; provided, however, that such report as of June 30 may be an update prepared by Borrower’s in-house engineering staff of the Engineering Report prepared as of December 31 of the previous year. Each such report shall cover all proved oil and gas reserves attributable to the properties and interests owned by any Related Person which are (i) located in or offshore of the United States and (ii) to comprise the Borrowing Base. Each such report shall take into account any “over-produced” status under gas balancing arrangements, and shall contain information and analysis comparable in scope to that contained in the Initial Engineering Report, and shall be accompanied by such additional data concerning pricing, operating costs, quantities of production from the Oil and Gas Properties of the Related Persons, purchasers of production, and other information and engineering and geological data as Administrative Agent may reasonably request.

(v) As soon as available, and in any event within thirty (30) days after the end of each Fiscal Quarter, a hedging report prepared by Borrower regarding any Hedging Agreement entered into by Borrower and in effect as of the end of such Fiscal Quarter. Each such hedging report shall be in form satisfactory to Administrative Agent and shall include unit volumes, pricing, term, counterparty and date of such contracts.

(vi) Within ten (10) days after entering into a contract, whether written or oral, for the sale or transfer of any Oil and Gas Property, a schedule of all of the Oil and Gas Property so sold since the date of the most recent Engineering Report, cross-referencing same to the Engineering Report last delivered hereunder, and the details of such sales including the Net Sales Proceeds received by the Borrower in connection with each sale. Contemporaneously with the consummation of any such sale or transfer with respect to Oil and Gas Property included in the Borrowing Base, the Borrowing Base shall be subject to adjustment, if any, pursuant to Section 6.2(d)(iii) hereof, and in any event, the Net Sales Proceeds of such sale or transfer shall be applied as provided in Section 2.10, if applicable.

(vii) Promptly after sending or filing thereof, copies of all reports that the Borrower sends to any of its security holders, and all reports and registration statements that the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any successor agency, or any national securities exchange.

(viii) Until the Tranche B Commitment Termination Date, as soon as available, but in any event within sixty (60) days immediately following the end of each Fiscal Quarter, budget projections and other information with respect to production, expenses, gross and net capital expenditures and cash flow, each in a form and substance reasonably satisfactory to the Determining Banks.

(c) Other Information and Inspections. Each Related Person shall, and shall cause each of its Subsidiaries to, keep books and records that accurately reflect all its business affairs and transactions. Each Related Person shall promptly furnish to Administrative Agent and each Lender any information that Administrative Agent may from time to time reasonably request in writing concerning any covenant, provision or condition of the Loan Documents or any matter in connection with the Related Persons’ businesses and operations. At any reasonable time and from time to time, upon reasonable notice, each Related Person shall, and shall cause its Subsidiaries to, permit the Administrative Agent or any Lender or any of its agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the properties of, any such Related Person and any such Subsidiary, and (b) discuss the affairs, finances and accounts of any such Related Person and any such Subsidiary with any of their respective officers or directors; provided, however, notwithstanding the provisions of 8.3, the Administrative Agent or the Lender for whose benefit such inspection and visitation is made assumes the risk of any damage or injury to or by the Administrative Agent or such Lender (or the representatives thereof) as a result of the condition of any property of any such Related Person or its Subsidiaries so visited and inspected, the access and egress thereto (including, but not limited to wharves, docks, and helicopter landing areas), and any vice or defect therein or thereon, and assumes all responsibility for and hereby releases and indemnifies each Related Person, its Affiliates, and their officers, directors, employees, and agents against any claim for damage or injury to or by the Administrative Agent or such Lender (or the representatives thereof) or to any such Related Person’s or its Subsidiaries’ property which may be occasioned by inspection and visitation of any such Related Person’s or its Subsidiaries’ property; provided, however, that neither any Related Person nor any of its Subsidiaries shall be required to disclose to the Administrative Agent, any Lender or any agents or representatives thereof any information which is the subject of attorney-client privilege or attorney’s work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information. The expense of any exercise by the Administrative Agent or any Lender of its rights under this Section 6.1(c) shall not be payable by the Borrower unless a Default has occurred and is continuing at the time of the request or visit.

(d) Notice of Material Events and Change of Address. Borrower shall promptly (but in no event later than five (5) Business Days after knowledge thereof), after it has knowledge, notify Administrative Agent and each Lender:

(i) of the occurrence of any act, condition or event that is reasonably likely to have a Material Adverse Effect;

(ii) of the occurrence of any Default;

(iii) of the acceleration of the maturity of any Indebtedness owed by any Related Person or of any default by any Related Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default might have a Material Adverse Effect;

(iv) of the occurrence of any Termination Event;

(v) of any claim in an amount equal to 1% of Spinnaker Exploration Company’s Consolidated shareholder equity (based upon the most recent financial statements delivered pursuant to Section 6.1(b)), or more, any notice of potential liability under any Environmental Laws which might exceed such amount, or any other claim asserted against any Related Person or with respect to any Related Person’s properties which might exceed such amount;

(vi) of the institution of any material action, suit, proceedings, governmental investigation or arbitration against or affecting any Related Person not previously disclosed in writing to Administrative Agent pursuant to this Section 6.1 or any material development in action, suit, proceeding, governmental investigation or arbitration already disclosed in either case which is likely to constitute a Material Adverse Effect; and

(vii) the creation, acquisition or other formation of a Subsidiary of the Borrower.

Upon the occurrence of any of the foregoing, the Related Persons shall take all necessary or appropriate steps to remedy promptly any such Material Adverse Effect, Default, acceleration, default or Termination Event to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Borrower shall also notify Administrative Agent in writing at least thirty (30) days prior to the date that any Related Person changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records concerning the properties and assets of such Related Person, including the Collateral, furnishing with such notice any necessary financing statement amendments or requesting Administrative Agent and its counsel to prepare the same.

(e) Maintenance of Properties. Each Related Person shall, subject to the last sentence of Section 6.1(g), maintain, preserve, protect, and keep all properties and assets of the Borrower and its Subsidiaries, including the Collateral, and all other material property (specifically excluding properties no longer capable of producing hydrocarbons in economically reasonable quantities) used or useful in the conduct of its business in good condition, ordinary wear and tear excepted, and in compliance with all applicable laws, rules and regulations (except where non-compliance is not reasonably likely to have a Material Adverse Effect), and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be conducted at all times. Without limitation of the foregoing, (i) each Related Person shall, or shall make reasonable and customary efforts to, cause its Oil and Gas Properties to be maintained, developed, protected and operated in a good and workmanlike manner in material compliance with all title documents, laws and contracts and

(ii) each Related Person shall, or shall make reasonable and customary efforts to, use its reasonable efforts to cause its Oil and Gas Properties to be developed in accordance with Spinnaker Exploration Company’s annual budget provided to Administrative Agent (A) prior to the Closing Date and (B) subsequent to the Closing Date pursuant to subsections (b)(i) and (viii) above, in each case as such plans and projections may be revised by Borrower thereafter (such revisions to be delivered to Administrative Agent upon its reasonable request). All hydrocarbons that any Related Person takes and/or markets from its Oil and Gas Properties shall be sold at such prices and on such terms as would be sought and obtained by a reasonably prudent operator.

(f) Maintenance of Valid Title, Existence and Qualifications. Each Related Person shall maintain valid and defensible title to, or a valid leasehold or like interest in, its material Oil and Gas Properties constituting proved reserves, free and clear of any Prohibited Lien and of all material impediments to the use of such properties and assets in such Related Person’s ordinary course of business, except where non-compliance would not have any Material Adverse Effect. Each Related Person shall maintain and preserve its existence and its material rights, privileges, permits, licenses and franchises necessary to conduct its business in full force and effect and shall qualify to do business in all states or jurisdictions where required by applicable law, except where the failure so to qualify would not have any Material Adverse Effect.

(g) Payment of Trade Debt, Taxes, etc. Each Related Person shall (i) timely file (including any automatic extensions for filing) all required tax returns; (ii) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; (iii) within ninety (90) days after the same becomes due pay all Indebtedness owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (iv) pay all other material claims (including, without limitation, claims for labor, services, materials and supplies) that have become due and payable and that by law have or may become a Lien on its such property or assets, prior to the time when any penalty or fine may be incurred with respect thereto; and (v) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Related Person may, however, delay paying or discharging and of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor.

(h) Insurance. Each Related Person shall keep or cause to be kept adequately insured by financially sound and reputable insurers its equipment, vehicles and all other property of a character usually insured by similar Persons engaged in the same or similar businesses and reasonably satisfactory to Administrative Agent. Each Related Person shall at all times maintain insurance against its liability for injury to persons or property as is customary for the industry, which insurance shall be by financially sound and reputable insurers and reasonably satisfactory to Administrative Agent.

(i) Payment of Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Borrower shall promptly (and in any event, within thirty (30) days after any invoice or other statement or notice) pay all reasonable costs (excluding advertising costs) and expenses incurred by or on behalf of (i) Administrative Agent and its Affiliates (including reasonable attorneys’ fees) in connection with (1) the negotiation, syndication, preparation, execution and delivery of the Loan Documents, and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any Loan Documents (including, without limitation, any Security Documents) and any other documents or instruments or further assurances required to be filed or recorded or refiled or rerecorded by the terms of any Loan Document, and (3) the borrowings hereunder and other action reasonably required in the course of administration hereof, and (ii) Administrative Agent, any trustee or any Lender (including reasonable attorneys’ fees) in connection with the defense or enforcement of the Loan Documents or the defense of Administrative Agent’s or any Lender’s exercise of its rights thereunder (including costs and expenses of determining whether and how to carry out such defense or enforcement).

(j) Preservation of Oil and Gas Properties. Borrower shall at all times and at Borrower’s own expense use reasonable commercial efforts to do all things reasonably necessary to keep unimpaired each Related Person’s rights and remedies in its Oil and Gas Properties. Without limiting the foregoing, each Related Person shall use reasonable commercial efforts to pay or cause to be paid, promptly as and when due and payable, all delay rentals, royalties and other indebtedness payable to the lessor of such Oil and Gas Properties. Should any adverse claim be made against, or a cloud develop upon, or material title defect exist upon, the title of any Related Person to any part of its Oil and Gas Properties, such Related Person agrees that it will promptly defend such claim or take appropriate action to remove such cloud or clear such title defect at such Related Person’s expense. Subject to Section 6.2(d), each Related Person shall maintain at all times title to all their respective properties as represented by Section 5.1(n), free and clear of Liens, other than the Liens permitted by Section 6.2(b). Notwithstanding the foregoing, nothing in this Section 6.1(j) shall prevent any Related Person from plugging and abandoning any wells if, based on its good faith assessment, it is economical to do so, or prevent any Related Person from assigning leases by customary farm-ins or non-consent provisions in the good faith exercise of the prudent operator standard.

(k) Compliance with Agreements and Law. Each Related Person will perform all material obligations it is required to perform under the terms of each Security Document, indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Related Person will conduct its business and affairs in material compliance with all laws, regulations, and orders applicable thereto, including Environmental Laws and ERISA.

(l) Compliance with Article VII. The Borrower shall, and shall cause each other Related Person to, perform each of the covenants or obligations set forth in Article VII below.

Section 6.2 Negative Covenants. To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce Administrative Agent and each Lender and Issuing Bank to enter into this Agreement and make the Loans and issue or participate in Letters of Credit, Borrower warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders have previously agreed otherwise:

(a) Indebtedness. No Related Person shall create, incur, assume or suffer to exist any Indebtedness except:

(i) the Obligations;

(ii) Indebtedness arising under Hedging Agreements as permitted hereunder;

(iii) miscellaneous items of Indebtedness not described in subsections (i) and (ii), incurred for purchase money indebtedness, Capitalized Lease Obligations and leases substantially equivalent to title retention or conditional sales agreements, sales and leasebacks, and other Indebtedness incurred in the ordinary course of business for the purchase of equipment, computers, furniture, automobiles and similar incidentals (and not for working capital or acquisitions) that do not in the aggregate (taking into account all such Indebtedness of all Related Persons) exceed $1,000,000 at any one time outstanding;

(iv) Indebtedness owing to another Related Person permitted by Section 6.2(g);

(v) unsecured vendor Indebtedness of Borrower (but not of any of its Subsidiaries) or of Spinnaker Exploration Company related to purchases of 2-D and 3-D seismic data made in the ordinary course of business in a principal amount not to exceed $25,000,000 in the aggregate from the Closing Date until the Tranche A Commitment Termination Date, except that such vendor Indebtedness may be secured by such 2-D and 3-D seismic data;

(vi) other Indebtedness of Borrower (but not of any of its respective Subsidiaries) or Spinnaker Exploration Company in a principal amount not to exceed $10,000,000 in the aggregate at any time outstanding, provided, that at any time prior to the Tranche B Commitment Termination Date, the principal amount of such other Indebtedness shall not exceed $5,000,000 in the aggregate at any time outstanding;

(vii) other unsecured subordinated Indebtedness of Borrower (but not of any of its respective Subsidiaries) or Spinnaker Exploration Company; provided that (A) contemporaneously with the incurrence of such Indebtedness, Borrower shall provide written notice to Administrative Agent of the general terms of such Indebtedness and certify to Administrative Agent as to the amount of such incurred Indebtedness, the aggregate amount of all Indebtedness incurred under this clause (vii) and the unsecured and subordinated nature of such Indebtedness, (B) such Indebtedness shall have a scheduled maturity date occurring after the Tranche A Termination Commitment Date, and principal on such Indebtedness shall not be paid or prepaid until after the Tranche A Termination Commitment Date (except as permitted pursuant to Section 2.10(e), provided that the requirements of Section 2.10(e) and this Section 6.2(a)(vii) are otherwise satisfied), (C) such Indebtedness shall be subordinated pursuant to subordination provisions of the type customarily associated with subordinated Indebtedness that is issued by public oil and gas exploration and production companies that are similar to the Borrower (including subordination provisions with respect to subordinated Indebtedness that is issued in connection with securities offerings made under Rule 144A of the Securities Act of 1933, as amended), and (D) the Borrower shall apply the proceeds of such unsecured subordinated Indebtedness in accordance with Section 2.10; and

(viii) Indebtedness of Borrower or Spinnaker Exploration Company arising out of the Front Runner SPAR Sale-Leaseback.

(b) Limitation on Liens. No Related Person shall create, incur, assume or suffer or permit to exist any Lien upon any of the properties or assets that it now owns or hereafter acquires, except:

(i) Liens that secure Obligations and the obligations of Related Persons pursuant to any Subject Hedging Agreement;

(ii) Liens that secure Indebtedness permitted by Section 6.2(a)(iii);

(iii) Liens for taxes or assessments on real or personal property that are not yet past due, or Liens for taxes and assessments on real or personal property that are past due but for which adequate reserves with respect thereto are maintained on its books in accordance with GAAP and that are being diligently contested in good faith by appropriate proceedings and have not proceeded to judgment;

(iv) imperfections and irregularities in title to any property (which indirectly or together with any other such property has an aggregate fair market value in excess of $500,000) that in the aggregate do not materially impair the fair market value or use of such property for the purposes for which it is or may reasonably be expected to be held;

(v) easements, exceptions, reservations, servitudes, permits, surface leases and other rights in respect of surface leases, zoning, planning, environmental and similar restrictions, laws or ordinances or agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, roads, trails, walkways, drainage, irrigation, water, and sewage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, or for the joint or common use of real property or rights-of-way and other like purposes affecting real property (that indirectly or together with any other such property has an aggregate fair market value in excess of $500,000) which in the aggregate, are not substantial in amount, and that do not, in any case, materially burden or impair the fair market value or use of such property for the purposes for which it is or may reasonably be expected to be held;

(vi) non-consensual Liens imposed by law (other than a Lien imposed by ERISA), including carrier’s, mechanics’, materialmen’s, landlord’s, warehousemen’s or other similar Liens, with respect to obligations not incurred in connection with any violations of law and which are not delinquent or, if delinquent, are being diligently contested in good faith by appropriate proceedings, and for which adequate reserves with respect thereto are maintained on its books in accordance with GAAP;

(vii) Liens consisting of pledges or deposits made in connection with obligations under unemployment insurance, social security, workers’ compensation laws or similar legislation;

(viii) Liens consisting of pledges or deposits of property to secure insurance in the ordinary course of business, the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, licenses, franchises, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(ix) Liens consisting of deposits of property to secure statutory obligations of Borrower in the ordinary course of its business;

(x) Liens consisting of pledges or deposits of cash or cash equivalents to secure Hedging Agreements with counterparties that are not Lenders or affiliates of Lenders; provided that no more than $15,000,000 is subject to such Liens at any one time in the aggregate; provided further that the conditions of Section 6.2(n)(iii) are satisfied;

(xi) Liens consisting of deposits of property to secure (or in lieu of surety, appeal or customer bonds) in proceedings to which Borrower is a party in the ordinary course of its business;

(xii) Liens arising under operating, farmout, pooling or unitization agreements of Borrower of the scope and nature customary in the oil and gas industry;

(xiii) Liens for lessor’s royalties, overriding royalties, and division orders and sales contracts covering hydrocarbons, reversionary interests and similar burdens; and any operator’s Liens or similar Liens arising in the ordinary course of the oil and gas operations of the Related Persons and securing obligations that are not past due;

(xiv) Liens permitted by Section 6.2(a)(v);

(xv) Liens to secure Indebtedness permitted by Section 6.2(a)(vi) to finance the acquisition of fixed or capital assets provided that any Liens securing such Indebtedness are granted substantially simultaneously with the acquisition of such fixed or capital assets and such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(xvi) Liens on property classified by GAAP as owned by Persons other than a Related Person, which Liens were required as a condition to such Related Person’s entering into a synthetic lease transaction in the ordinary course of business; and

(xvii) Liens to secure Indebtedness permitted by Section 6.2(a)(viii) provided that any Liens securing such Indebtedness do not at any time encumber any property other than the Front Runner SPAR and any related agreements;

provided that no Lien referred to above in subsections (ii) through (iii), inclusive, shall (1) secure Indebtedness (except in subsection (ii)), (2) in the aggregate materially detract from the value of the Oil and Gas Properties of the Related Persons or materially impair the use thereof in the operation of the business of the Related Persons, (3) individually or in the aggregate, operate to reduce the net revenue interest of the Related Persons in any of the Oil and Gas Property owned by the Related Persons to less than the net revenue interest set forth in the Engineering Report most recently delivered by Borrower to the Administrative Agent, or (4) be disadvantageous in any material respect to Administrative Agent and the Lenders.

(c) Limitation on Fundamental Changes, Issuances of Securities. Except as expressly provided in this subsection, no Related Person shall enter into any transaction or acquisition of a Person or merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets. Any Subsidiary of Borrower may, however, be merged into or consolidated with (i) another Subsidiary of Borrower, so long as a direct wholly-owned Subsidiary of Borrower which is a Guarantor is the surviving business entity, or (ii) Borrower, so long as Borrower is the surviving business entity. In addition, any Person may be merged into or consolidated with any Related Person so long as such Related Person is the surviving business entity and no Default exists or will be created thereby. Any wholly-owned Subsidiary of Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Borrower or any other direct wholly-owned Subsidiary of Borrower that is a Guarantor. Borrower shall not issue any membership interests other than common membership interests in Borrower and any options or warrants giving the holders thereof only the right to acquire such interests. No Subsidiary of Borrower shall issue any additional securities or any options, warrants or other rights to acquire such additional securities except to Borrower and only to the extent not otherwise forbidden under the terms hereof. No Subsidiary of Borrower shall allow any diminution of Borrower’s interest (direct or indirect) therein. Borrower shall not suffer to exist any sale, transfer or other disposition of the stock of or rights with respect to Borrower or any Subsidiary, and Borrower shall not issue any additional securities or any options, warrants or other rights to acquire such additional securities.

(d) Limitation on Sales of Property. No Related Person shall sell, lease, sell and leaseback, transfer, exchange, alienate or dispose of any properties valued in the Borrowing Base or any of its other assets or properties or any interest therein except:

(i) equipment that is worthless or obsolete or that is replaced by equipment of equal suitability and value;

(ii) inventory (including oil and gas sold as produced and seismic data) that is sold for cash only in the ordinary course of business on ordinary trade terms;

(iii) during any Fiscal Year, sales, transfers or dispositions of interests in Oil and Gas Properties, or portions thereof, that are included in the Borrowing Base the fair market value of which, if any, as of the time of sale does not in the aggregate in such Fiscal Year exceed the Maximum Asset Sales Amount for all such sales, transfers or dispositions; provided that in the event that the Required Borrowing Base Lenders, in their sole discretion and in accordance with Section 10.1, permit any Related Person to sell any such properties that are included in the Borrowing Base in excess of such Maximum Asset Sales Amount in any such period, (1) the Determining Banks shall have the right to require a Borrowing Base redetermination, at Borrower’s cost, and (2) the Net Sales Proceeds therefrom shall be applied as set forth in Section 2.10(b)(ii);

(iv) provided that no Event of Default exists and is continuing, sales of interests in Oil and Gas Properties, or portions thereof, which are not proved reserves as shown in the most recent Engineering Report delivered pursuant hereto;

(v) [Reserved]; and

(vi) so long as no Event of Default exists and is continuing, the Borrower (or Spinnaker Exploration Company, as applicable) shall be permitted to sell, transfer or otherwise convey its interest in the Front Runner SPAR pursuant to the terms of the Front Runner SPAR Sale-Leaseback, provided that (1) the Determining Banks shall have been provided with written notice of the terms of the Front Runner SPAR Sale-Leaseback not less than fifteen (15) Business Days’ prior to the consummation of the Front Runner SPAR Sale-Leaseback, which terms shall be usual and customary for similar leases but in any event shall not provide for the assumption by any Related Person of any Indebtedness of the lessor thereunder, (2) all proceeds from the Front Runner SPAR Sale-Leaseback shall be applied in accordance with Section 2.10(b), and (3) the Tranche B Commitments shall terminate in accordance with Section 2.9.

(e) Limitation on Dividends and Redemption. No Related Person shall declare or pay any dividends on or make any other distribution in respect of any interest in it, nor will any Related Person directly or indirectly make any capital contribution to, or purchase, redeem, acquire or retire any securities issued by, any Related Person (whether such interests are now or hereafter issued, outstanding or created), or cause or permit any reduction or retirement of the capital stock of any Related Person (except as expressly provided in this Section), or to redeem, purchase or defease any Indebtedness that is subordinated in right of payment to the Obligations. Such dividends, distributions, contributions, purchases, redemptions, acquisitions, retirements or reductions may be made: (i) by any Related Person other than Borrower to Borrower without restriction or limitation; (ii) by any Related Person to Guarantors which are Subsidiaries of Borrower, to the extent that such Guarantors are using funds so contributed or paid for activities in which Borrower could invest directly under Section 6.2(f); (iii) by Borrower to members of Borrower by way of distributions or dividends only, provided that such distributions or dividends either (A) are solely used directly or indirectly to pay either current taxes or employee compensation paid within the ordinary course of business (including bonuses and payments under employment contracts existing on the Closing Date) or (B) do not exceed $10,000,000 in the aggregate during any Fiscal Year; and (iv) by Spinnaker Exploration Company with the proceeds received from the Borrower pursuant to clause (iii) immediately above; provided that no such dividends, distributions, contributions, purchases, redemptions, acquisitions, retirements or reductions shall be permitted (a) prior to the Tranche B Commitment Termination Date, (b) if a Default or Event of Default has occurred and is continuing, (c) if a Default or Event of Default would occur as a result thereof, or (d) if a Borrowing Base Deficiency exists.

(f) Limitation on Investments. No Related Person shall make any significant acquisitions of, capital contributions to, or other investments in, any properties or Person, other than:

(i) Permitted Investments and investments permitted by Section 6.2(g);

(ii) in its existing lines of business;

(iii) to Subsidiaries of the Borrower that are Guarantors;

(iv) pledges or deposits of cash or cash equivalents to secure Hedging Agreements with counterparties that are not Lenders or affiliates of Lenders; provided that no more than $15,000,000 is subject to such Liens at any one time in the aggregate; provided further that the conditions of Section 6.2(n)(iii) are satisfied;

(v) investments in connection with or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar or customary arrangements entered into in the ordinary course of business only insofar as they do not (i) reduce the net revenue interest of the Related Persons in any property included in the Borrowing Base below the undivided net revenue interest specified for such Related Persons in the most recent Engineering Report utilized by the Lenders in determining the then effective Borrowing Base and/or (ii) increase the undivided working interest without a corresponding increase in the net revenue interest specified for such Related Persons in the most recent Engineering Report utilized by the Lenders in determining the then effective Borrowing Base.

Notwithstanding the foregoing, investments by Spinnaker Exploration Company and WP Spinnaker Holdings, Inc. shall be limited to their interests in Borrower or Permitted Investments and investments permitted by Section 6.2(g).

(g) Limitation on Credit Extensions. Except for Permitted Investments, no Related Person shall extend credit, make advances or make loans other than (i) normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner, (ii) loans to another Related Person that is a Guarantor or to the Borrower (to the extent (and only to the extent) repayment thereof shall be subordinated by an agreement in the form of Exhibit G to payment of the Obligations); provided that, in addition to the limits set forth in Exhibit G, any payment of interest made before the Tranche A Commitment Termination Date on any such subordinated debt shall be permitted only if (A) such payment is solely used directly or indirectly to pay either current taxes or employee compensation paid within the ordinary course of business (including bonuses and payments under employment contracts existing on the Closing Date and (B) no Borrowing Base Deficiency exists, and (iii) advances to operators under operating agreements entered into by the Borrower in the ordinary course of business.

(h) Transactions with Affiliates. No Related Person shall engage in any transaction with any of its Affiliates on terms that are less favorable to it than those which would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates, provided that such restrictions shall not apply to transactions among Related Persons.

(i) Certain Contracts; Amendments; Multiemployer ERISA Plans. Except as expressly provided for in the Loan Documents, no Related Person shall, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Subsidiary of Borrower: (i) to pay dividends or make other distributions to Borrower, (ii) to redeem equity interests held in it by Borrower, (iii) to repay loans and other indebtedness owing by it to Borrower, or (iv) to transfer any of its assets to Borrower. No Related Person shall enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it. No Related Person shall amend or permit any amendment to its charter documents or bylaws to the material detriment of Administrative Agent or any Lender. No Related Person shall incur any obligation to contribute to any “multiemployer plan” as defined in Section 4001 of ERISA.

(j) Fiscal Year. No Related Person shall change its fiscal year.

(k) Current Ratio. The ratio of Borrower’s Consolidated current assets as of the end of each Fiscal Quarter to Borrower’s Consolidated current liabilities as of the end of such Fiscal Quarter shall never be less than 1.00 to 1.00. For purposes of this subsection, Borrower’s Consolidated current ratio will be calculated (i) including all availability under this Agreement as current assets, and (ii) excluding as current liabilities any payments of principal on the Notes which are required to be repaid within one year from the time of calculation, and (iii) excluding any non-cash assets or liabilities, in each cased described in, and calculated pursuant to, Financial Accounting Standards Board Statements of Financial Accounting Standards Nos. 133 or 143 (or any future Statements of Financial Accounting Standards and any other accounting pronouncements), but expressly including any current assets or current liabilities in respect of the termination of any Hedging Agreement; provided that if any cash payment is subsequently made in respect of such previously excluded non-cash expenses, such cash payments shall be included in the calculation for the Fiscal Quarter in which such cash payment is made.

(l) Minimum Tangible Net Worth. Borrower shall not permit its Tangible Net Worth at any time to be less than the sum of (i) 80% of its Tangible Net Worth as of September 30, 2003 plus (ii) 50% of the Borrower’s positive Adjusted Consolidated Net Income for each Fiscal Quarter since the Closing Date plus (iii) 75% of the proceeds (less reasonable and customary fees and commissions) from the sale of any security (including without limitation, common equity, preferred equity or other equity interests or equity securities including warrants, options and the like) issued after the Closing Date; provided that the calculations of Tangible Net Worth and Borrower’s Adjusted Consolidated Net Income shall exclude the after-tax amount of any non-cash ceiling limitation write-downs as determined in accordance with GAAP.

(m) Change in Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business activities except the exploration for, production of and sale of oil and gas, and such activities as may be incidental or related thereto.

(n) Hedging. Borrower will not enter into any Hedging Agreement except for Hedging Agreements that do not violate the following requirements:

(i) at no time from the transaction date of such Hedging Agreement will the aggregate amounts hedged in any month under any floor hedging contracts, collar hedging contracts, forward sales transactions, calls or other derivative products entered into by Borrower exceed the estimated production volumes for such month from total internally projected proved reserves of Related Persons as follows:

Months from and after Hedging Agreement transaction date	Maximum %
1 – 3	100%
4 – 18	66 2/3%
19 – 36	33 1/3%

(ii) at no time will any Hedging Agreement of any nature have a counterparty with a minimum long-term senior unsecured Indebtedness rating less than “BBB+” by Standard & Poors Corporation or “Baa1” by Moody’s Investors Services, Inc, at the time that such counterparty entered into the relevant transaction under such Hedging Agreement; and

(iii) at no time will exposure to any single counterparty exceed twenty-five percent (25%) of the estimated production volumes from total internally projected proved reserves of Related Persons.

(o) Negative Pledges, Restrictive Agreements, etc. Borrower shall not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding this Agreement, any other Loan Document and, solely with respect to Section 6.2(o)(i), any agreement governing any Indebtedness permitted by Section 6.2(a)(iii), (v) and (vi) as to the assets financed with the proceeds of such Indebtedness) prohibiting

(i) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of the Borrower or any other Related Person to amend or otherwise modify this Agreement or any other Loan Document; or

(ii) the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Borrower.

(p) Total Indebtedness to EBITDA Ratio. The Borrower shall not permit the ratio of (i) Borrower’s Indebtedness as of the end of each Fiscal Quarter to (ii) Borrower’s EBITDA for the four consecutive Fiscal Quarter period ending as of the end of such Fiscal Quarter, to exceed 2.50 to 1.00.

ARTICLE VII - Security

Section 7.1 The Security. Upon the Lenders funding the initial Tranche B Loan pursuant to the initial Request for Tranche B Advance submitted in compliance with Section 2.4(b) and satisfaction of all the conditions of Section 4.3, all Obligations and the obligations of any Related Person to any Lender or any affiliate of any Lender under each Subject Hedging Agreement will be secured by the Mortgage and any additional Security Documents hereafter delivered by any Related Person and accepted by Administrative Agent until the Tranche B Commitment Termination Date.

Section 7.2 Agreement to Deliver Security Documents. Borrower agrees to execute, acknowledge (if necessary for recordation) and deliver, and to cause Related Persons to execute, acknowledge (if necessary for recordation) and deliver, to further secure the Obligations, Mortgages and other Security Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and, upon recordation in the appropriate jurisdiction, perfecting first and prior liens or security interests in the Oil and Gas Properties of Borrower and such other Related Persons such that the Administrative Agent shall have at all times Mortgages and other Security Documents covering at least eighty percent (80%) of the total present value of the proved Oil and Gas Properties of all Related Persons, including the Front Runner Area, based upon the evaluation of such properties as contained in the Engineering Report or other information, reports and data most recently submitted to the Administrative Agent for determination of the Borrowing Base, subject only to Liens permitted by Section 6.2(b) hereof. Borrower also agrees to deliver whenever requested by Administrative Agent in its sole discretion (a) additional favorable title information acceptable to Administrative Agent with respect to any Related Person’s Oil and Gas Properties constituting at least eighty percent (80%) of the total present value (determined by the Administrative Agent in their sole discretion and in accordance with their normal practices and standards for oil and gas loans as it exists at the particular time) of the Related Persons’ Oil and Gas Properties; and (b) favorable opinions of counsel satisfactory to Administrative Agent in its sole discretion opining that, upon execution, acknowledgment, delivery and filing, the forms of Mortgage are sufficient to create valid first deed of trust or mortgage liens in such properties and interests and first priority security interests in the oil and gas attributable to such properties and interests and proceeds thereof. In the case of any Related Person granting a Lien in favor of Administrative Agent upon any assets having a present value in excess of $1,000,000 and located in a jurisdiction with respect to which the Administrative Agent has not previously received an opinion of counsel, Borrower will at its own expense, obtain and furnish to Administrative Agent all such opinions of legal counsel as Administrative Agent may reasonably request in connection with any such security, instrument or act of such Related Person. Administrative Agent agrees to hold all deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents delivered to Administrative Agent pursuant to this Section 7.2 until Administration Agent receives an initial Request for Tranche B Advance in accordance with Section 2.4(b).

Section 7.3 Perfection and Protection of Security Interests and Liens. Borrower will from time to time deliver to Administrative Agent any financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by the Related Persons in form and substance satisfactory to Administrative Agent, which Administrative Agent requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Obligations.

Section 7.4 Bank Accounts; Offset. To ensure the repayment of the Obligations, Borrower hereby grants to Administrative Agent, each of its Affiliates and each Lender and Issuing Bank a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of Administrative Agent or any Lender or Issuing Bank at common law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to Administrative Agent or any Lender or Issuing Bank from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final), other than deposits of funds held by Borrower for the benefit of third parties, of Borrower with Administrative Agent or any Lender or Issuing Bank, and (c) any other credits and claims of Borrower at any time existing against Administrative Agent or any Lender or Issuing Bank, including claims under certificates of deposit. At any time and from time to time after the occurrence of any Default, each of Administrative Agent and any Lender and Issuing Bank is hereby authorized to foreclose upon, or to offset against the Obligations then due and payable (in either case without notice to Borrower), any and all items hereinabove referred to. The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.

Section 7.5 Additional Subsidiaries. Within five (5) Business Days after Borrower or any Subsidiary creates, acquires or otherwise forms a Subsidiary, Borrower shall: (a) cause such Subsidiary to execute and deliver to Administrative Agent on behalf of the Lenders (i) a Guaranty and (ii) a Mortgage as to that amount of Oil and Gas Properties owned or leased by such Subsidiary as will be necessary for Related Persons to comply with the provisions of Section 7.2; (b) deliver or cause to be delivered to Administrative Agent on behalf of the Lenders all agreements, documents, instruments and other writings described in Section 4.1(c)(i), (d), (e) and (k), with respect to such Subsidiary; and (c) deliver or cause to be delivered to Administrative Agent on behalf of the Lenders all such information regarding the condition (financial or otherwise), business and operations of such Subsidiary as Administrative Agent or any Lender through Administrative Agent may reasonably request.

Section 7.6 Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, Related Persons are and will be assigning to Administrative Agent and Lenders all of the “Production Proceeds” (as defined therein) accruing to the property covered thereby, so long as no Event of Default has occurred Related Persons may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence of an Event of Default, the Administrative Agent and Lenders may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all Production Proceeds then held by any Related Person or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether purposeful or inadvertent, by Administrative Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Production Proceeds by Administrative Agent or Lenders to any Related Person constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Administrative Agent or Lenders to collect other Production Proceeds thereafter.

Section 7.7 Recordation of Instruments Affecting Title. Not later than the date on which the Borrower delivers the initial Request for Tranche B Advance in accordance with Section 4.2(b), the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent demonstrating that the Borrower and each other Related Person (if applicable) has duly recorded, or has caused to be duly recorded, in the office of each appropriate county or parish clerk all documents or instruments by, through or under which the Borrower or such other Related Person has obtained or acquired, or is obtaining or acquiring, title to (or operating rights in, if applicable) each Oil and Gas Property of the Borrower or such other Related Person that is, or is intended to become, Collateral. If, at any time after the Borrower has delivered the initial Request for Tranche B Advance, the Borrower or any other Related Person shall be required to deliver additional Security Documents in accordance with Section 7.2 above, the Borrower or such other Related Person shall also deliver evidence reasonably satisfactory to the Administrative Agent demonstrating that each document or instrument by, through or under which the Borrower or such other Related Person has obtained or acquired, or is obtaining or acquiring, title to (or operating rights in, if applicable) each Oil and Gas Property of the Borrower or such other Related Person that is, or is intended to become, Collateral under such additional Security Documents, has been duly recorded in the office of each appropriate county or parish clerk.

Section 7.8 Release of Collateral Upon Termination of Tranche B Facility. At such time as all Tranche B Loans and any and all other Obligations in respect of such Tranche B Loans or the Tranche B Commitments (including any accrued interest or fees attributable to the Tranche B Loans or Tranche B Commitments) shall have been indefeasibly paid in full and the Tranche B Commitments have been terminated, and so long as no Default or Event of Default shall have occurred and then be continuing at such time, then the Collateral shall be released from the Liens created by the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Related Person thereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the respective Related Person. At the request and expense of any Related Person following any such termination and release, the Administrative Agent shall deliver to such Related Person any Collateral held by the Administrative Agent under the Security Documents, and shall execute and deliver to such Related Person such documents as such Related Person shall reasonably request to evidence such termination and release.

ARTICLE VIII - Events of Default and Remedies

Section 8.1 Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(a) The failure of any Related Person to pay any interest within three (3) days of the date when due, or any Related Person fails to pay any other Obligation when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b) The failure of any Related Person (other than as referred to in subsection (a) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of Section 6.2.

(c) The failure of any Related Person (other than as referred to in subsection (a) and (b) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of this Agreement or any other Loan Document and such failure remains unremedied for a period of thirty (30) days from such failure;

(d) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Related Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.1(e) for any reason other than its release or subordination by Administrative Agent, or any Related Person or any Affiliate thereof shall so assert;

(e) The failure of any Related Person to pay any obligations in excess of $1,000,000 in the aggregate in respect of any Hedging Agreement entered into by such Related Person when such obligations become due and payable (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such obligations shall become due by scheduled maturity, by required prepayment, by acceleration, by termination, by demand or otherwise;

(f) The failure of any Related Person duly to comply with any material term of any agreement or instrument, if such agreement or instrument is materially significant to Spinnaker Exploration Company on a Consolidated basis, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument;

(g) The failure of any Related Person to (i) pay Indebtedness having a principal amount in excess of $1,000,000 in the aggregate (other than the amounts referred to in Section 8.1 (a)), or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise; or (ii) perform any term, covenant or condition on its part to be performed under any agreement or instrument evidencing, securing or relating to Indebtedness having a principal amount in excess of $1,000,000 in the aggregate, when required to be performed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or to permit the holder or holders of such Indebtedness to accelerate, the maturity of such Indebtedness;

(h) A Change in Control shall occur;

(i) Either (i) any “accumulated funding deficiency” (as defined in Section 412(a) of the Internal Revenue Code of 1986, as amended) in excess of $100,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $100,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);

(j) [Reserved];

(k) Any Related Person:

(i) suffers the entry against it of a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of sixty (60) days; or

(ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such law; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes action to authorize any of the foregoing; or

(iii) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the assets of such Related Person, including the Mortgaged Property, in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty (60) days after the making hereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv) suffers the entry against it of one or more final judgments, orders, writs, warrants of attachment or similar process for the payment of money in excess of $100,000 in the aggregate, unless the same is discharged within thirty (30) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v) suffers a writ or warrant of attachment or any similar process to be issued by any court against all or any substantial part of its assets or any part of the assets of such Related Person, including the Mortgaged Property, and such writ or warrant of attachment or any similar process is not stayed or released within fifteen (15) days after the entry or levy thereof or after any stay is vacated or set aside; or

(l) (i) any Guaranty or Security Document shall cease, for any reason, to be in full force and effect, or any Related Person or any Affiliate thereof shall so assert or the Guaranty any of the Liens created by the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, and such shall not be remedied with fifteen (15) days after notice from Administrative Agent or (ii) any Guarantor shall have failed to make a payment when due under its Guaranty or shall have otherwise materially defaulted under its Guaranty.

Upon the occurrence of an Event of Default described in subsection (k)(i), (k)(ii) or (k)(iii) of this section, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each other Related Person who at any time ratifies or approves this Agreement. During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written instructions from Majority Lenders, Administrative Agent shall), without notice to Borrower and any other Related Person, declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable (including the Obligation of the Borrower to pay all LC Obligations pursuant to Section 3.6(b)), without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each other Related Person who at any time ratifies or approves this Agreement. After any such acceleration (whether automatic or due to any declaration by Administrative Agent), any obligation of any Lender to make any further Loans or Issuing Bank to issue any additional Letters of Credit shall be permanently terminated.

Section 8.2 Remedies. If any Default shall occur, each Lender may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and each Lender may enforce the payment of any Obligations due it; or enforce any other legal or equitable right which it may have. All rights, remedies and powers conferred upon Administrative Agent and Lenders under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at law or in equity.

Section 8.3 Payment of Expenses, Indemnities, etc. The Borrower agrees:

(a) whether or not the transactions hereby contemplated are consummated, to pay all reasonable expenses of the Administrative Agent in the administration (both before and after the execution hereof and including advice of counsel as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of, and in connection with the negotiation, syndication, investigation, preparation, execution and delivery of, recording or filing of, preservation of rights under, enforcement of, and refinancing, renegotiation or restructuring of, the Loan Documents and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of counsel and other outside consultants for the Administrative Agent and, in the case of enforcement, the reasonable fees and disbursements of counsel for the Administrative Agent and any of the Lenders); and promptly reimburse the Administrative Agent and any trustee for all amounts expended, advanced or incurred by the Administrative Agent or the Lenders to satisfy any obligation of the Borrower under this Agreement or any other Loan Document, including without limitation, all costs and expenses of foreclosure;

(b) TO INDEMNIFY THE ADMINISTRATIVE AGENT, ANY TRUSTEE, EACH LENDER AND EACH OF THEIR AFFILIATES AND EACH OF THEIR

OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, AGENTS, ATTORNEYS, ACCOUNTANTS AND EXPERTS (“INDEMNIFIED PARTIES”) FROM, HOLD EACH OF THEM HARMLESS AGAINST AND PROMPTLY UPON DEMAND PAY OR REIMBURSE EACH OF THEM FOR, THE INDEMNITY MATTERS (AS DEFINED BELOW) WHICH MAY BE INCURRED BY OR ASSERTED AGAINST OR INVOLVE ANY OF THEM (WHETHER OR NOT ANY OF THEM IS DESIGNATED A PARTY THERETO) AS A RESULT OF, ARISING OUT OF OR IN ANY WAY RELATED TO (I) ANY ACTUAL OR PROPOSED USE BY THE BORROWER OF THE PROCEEDS OF ANY OF THE LOANS OR LETTERS OF CREDIT, (II) THE EXECUTION, DELIVERY AND PERFORMANCE OF THE LOAN DOCUMENTS, (III) THE OPERATIONS OF THE BUSINESS OF THE RELATED PERSON AND THE SUBSIDIARIES, (IV) THE FAILURE OF ANY RELATED PERSON TO COMPLY WITH THE TERMS OF ANY OTHER LOAN DOCUMENT OR THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (V) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OF ANY RELATED PERSON SET FORTH IN ANY OF THE LOAN DOCUMENTS, (VI) THE ISSUANCE, EXECUTION AND DELIVERY OR TRANSFER OF OR PAYMENT OR FAILURE TO PAY UNDER ANY LETTER OF CREDIT, (VII) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE LOAN DOCUMENTS OR (VIII) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL AND ALL OTHER REASONABLE EXPENSES INCURRED IN CONNECTION WITH INVESTIGATING, DEFENDING OR PREPARING TO DEFEND ANY SUCH ACTION, SUIT, PROCEEDING (INCLUDING ANY INVESTIGATIONS, LITIGATION OR INQUIRIES) OR CLAIM AND INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE ORDINARY NEGLIGENCE OF ANY INDEMNIFIED PARTY, BUT EXCLUDING ALL INDEMNITY MATTERS ARISING SOLELY BY REASON OF CLAIMS BETWEEN THE LENDERS OR ANY LENDER AND THE ADMINISTRATIVE AGENT OR A LENDER’S SHAREHOLDERS AGAINST THE ADMINISTRATIVE AGENT OR LENDER OR, AS TO ANY INDEMNIFIED PARTY, BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SUCH INDEMNIFIED PARTY; AND

(c) TO INDEMNIFY AND HOLD HARMLESS FROM TIME TO TIME THE INDEMNIFIED PARTY FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, COST RECOVERY ACTIONS, ADMINISTRATIVE ORDERS OR PROCEEDINGS, DAMAGES AND LIABILITIES TO WHICH ANY SUCH PERSON MAY BECOME SUBJECT (I) UNDER ANY ENVIRONMENTAL LAW APPLICABLE TO ANY RELATED PERSON OR ANY OF ITS PROPERTIES, INCLUDING WITHOUT LIMITATION, THE TREATMENT OR DISPOSAL OF HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (II) AS A RESULT OF THE BREACH OR NON-COMPLIANCE BY ANY RELATED PERSON WITH ANY ENVIRONMENTAL LAW APPLICABLE TO ANY RELATED PERSON, (III) DUE TO PAST OWNERSHIP BY ANY RELATED PERSON OF ANY OF ITS PROPERTIES OR PAST ACTIVITY ON ANY OF ITS PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, RESULTS IN PRESENT LIABILITY, (IV) THE

PRESENCE, USE, RELEASE, STORAGE, TREATMENT OR DISPOSAL OF HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY ANY RELATED PERSON OR (V) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, PROVIDED, HOWEVER, THAT NO INDEMNITY SHALL BE AFFORDED UNDER THIS SECTION 8.3(C) IN RESPECT OF DAMAGE TO ANY PROPERTY DIRECTLY RESULTING FROM THE ACTS OR OMISSIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER DURING THE PERIOD AFTER WHICH SUCH PERSON, ITS SUCCESSORS OR ASSIGNS, OR THEIR AGENTS OR REPRESENTATIVES, SHALL HAVE OBTAINED ACTUAL POSSESSION OF SUCH PROPERTY (WHETHER BY FORECLOSURE OR DEED IN LIEU OF FORECLOSURE, AS MORTGAGEE-IN-POSSESSION OR OTHERWISE).

(d) As used in this Section 8.3, the term “Indemnity Matters” means any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action made or threatened against any Person and, in connection therewith, all losses, liabilities, damages or reasonable costs and expenses of any kind or nature whatsoever incurred by such Person whether caused by the sole or concurrent negligence of such Person seeking indemnification.

(e) No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld; provided, that the indemnitor may not reasonably withhold consent to any settlement that an Indemnified Party proposes, if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitor at that time, including, without limitation, the maximum potential claims pending or to the knowledge of the indemnitee threatened against the Indemnified Party to be indemnified pursuant to this Section 8.3.

(f) In the case of any indemnification hereunder, the Administrative Agent or Lender, as appropriate shall give written notice to the Borrower of any such claim or demand being made against the Indemnified Party and the Borrower shall have the non-exclusive right to join in the defense against any such claim or demand provided that if the Borrower provides a defense, the Indemnified Party shall bear its own cost of defense unless there is a conflict between the Borrower and such Indemnified Party.

(g) THE FOREGOING INDEMNITIES SHALL EXTEND TO THE INDEMNIFIED PARTIES NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNIFIED PARTIES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNIFIED PARTIES. TO THE EXTENT THAT AN INDEMNIFIED PARTY IS FOUND TO HAVE COMMITTED AN ACT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THIS CONTRACTUAL OBLIGATION OF INDEMNIFICATION SHALL CONTINUE BUT SHALL ONLY EXTEND TO THE PORTION OF THE CLAIM THAT IS DEEMED TO HAVE OCCURRED BY REASON OF EVENTS OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY.

ARTICLE IX - Administrative Agent

Section 9.1 Appointment and Authority. Each Lender hereby irrevocably authorizes Administrative Agent, and Administrative Agent hereby undertakes, to receive payments of principal, interest and other amounts due hereunder as specified herein and to take all other actions and to exercise such powers under the Loan Documents as are specifically delegated to Administrative Agent by the terms hereof or thereof, together with all other powers reasonably incidental thereto. The relationship of Administrative Agent to Lenders is only that of one commercial bank acting as administrative agent for others, and nothing in the Loan Documents shall be construed to constitute Administrative Agent a trustee or other fiduciary for any holder of any of the Notes or of any participation therein nor to impose on Administrative Agent duties and obligations other than those expressly provided for in the Loan Documents. With respect to any matters not expressly provided for in the Loan Documents and any matters which the Loan Documents place within the discretion of Administrative Agent, Administrative Agent shall not be required to exercise any discretion or take any action, and it may request instructions from Lenders with respect to any such matter, in which case it shall be required to act or to refrain from acting (and shall be fully protected and free from liability to all Lenders in so acting or refraining from acting) upon the instructions of Majority Lenders (including itself), provided, however, that Administrative Agent shall not be required to take any action which exposes it to a risk of personal liability that it considers unreasonable or which is contrary to the Loan Documents or to applicable law. Upon receipt by Administrative Agent from Borrower of any communication calling for action on the part of Lenders or upon notice from any Lender to Administrative Agent of any Default or Event of Default, Administrative Agent shall promptly notify each Lender thereof.

Section 9.2 Exculpation, Administrative Agent’s Reliance, Etc. None of the Administrative Agent, any Joint Lead Arranger or any of the directors, officers, agents, attorneys, or employees of either, shall be liable for any action taken or omitted to be taken by any of them under or in connection with the Loan Documents, INCLUDING THEIR NEGLIGENCE OF ANY KIND, except that each shall be liable for its own gross negligence or willful misconduct. Without limiting the generality of the foregoing, (a) Administrative Agent may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof in accordance with this Agreement, signed by such payee and in form satisfactory to Administrative Agent; (b) each of the Administrative Agent and each Joint Lead Arranger may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) neither the Administrative Agent nor any Joint Lead Arranger makes any warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with the Loan Documents; (d) neither the Administrative Agent nor any Joint Lead Arranger shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of any Related Person, or to inspect the property (including the books and records) of any Related Person; (e) neither the Administrative

Agent nor any Joint Lead Arranger shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any instrument or document furnished in connection therewith; (f) may rely upon the representations and warranties of the Related Persons and the Lenders in exercising its powers hereunder; and (g) neither the Administrative Agent nor any Joint Lead Arranger shall incur any liability under or in respect of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (including any telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper Person or Persons.

Section 9.3 Lenders’ Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent, any Joint Lead Arranger or any other Lender, made its own analysis of Borrower and the transactions contemplated hereby and its own independent decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will independently and without reliance upon Administrative Agent, any Joint Lead Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents.

Section 9.4 Indemnification. Each Lender agrees to indemnify Administrative Agent and each Joint Lead Arranger (to the extent not reimbursed by Borrower within ten (10) days after demand) from and against such Lenders’ Percentage Share of any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against Administrative Agent or any Joint Lead Arranger growing out of, resulting from or in any other way associated with any of the Collateral or the properties and assets of the Related Persons, the Loan Documents and the transactions and events (including the enforcement thereof) at any time associated therewith or contemplated therein (including any violation or noncompliance with any Environmental Laws by any Person or any liabilities or duties of any Person with respect to Hazardous Materials found in or released into the environment). THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ADMINISTRATIVE AGENT OR ANY JOINT LEAD ARRANGER, PROVIDED ONLY THAT NO LENDER SHALL BE OBLIGATED UNDER THIS SECTION TO INDEMNIFY ADMINISTRATIVE AGENT OR ANY JOINT LEAD ARRANGER FOR THAT PORTION, IF ANY, OF ANY LIABILITIES AND COSTS WHICH IS PROXIMATELY CAUSED BY SUCH PERSON’S OWN INDIVIDUAL GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED IN A FINAL JUDGMENT. Cumulative of the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for such Lender’s Percentage Share of any costs and expenses to be paid to Administrative Agent by Borrower under Section 6.1(i) to the extent that Administrative Agent is not timely reimbursed for such expenses by Borrower as provided in such section. As used in this section the term “Administrative Agent” and “Joint Lead Arranger” shall refer not only to the Person designated as such in Section 1.1 but also to each director, officer, agent, attorney, employee, representative and Affiliate of such Person.

Section 9.5 Rights as Lender. In its capacity as a Lender, Administrative Agent shall have the same rights and obligations as any Lender and may exercise such rights as though it were not Administrative Agent. TD, any successor Administrative Agent, or any of their respective Affiliates may accept deposits from, lend money to, act as Trustee under indentures of, and generally engage in any kind of business with any Related Person or their Affiliates, including without limitation equity investments by TD or any of its Affiliates, all as if TD were not Administrative Agent hereunder and without any duty to account therefor to any other Lender.

Section 9.6 Sharing of Set-Offs and Other Payments. Each of Administrative Agent and Lenders agrees that if it shall, whether through the exercise of rights under the Security Documents or rights of banker’s lien, set-off, or counterclaim against any Related Person or otherwise, obtain payment of a portion of the aggregate Obligations owed to it which, taking into account all distributions made by Administrative Agent under Section 2.11, causes Administrative Agent or such Lender to have received more than it would have received had such payment been received by Administrative Agent and distributed pursuant to Section 2.11, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause Administrative Agent and all Lenders to share all payments as provided for in Section 2.11, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Administrative Agent and all Lenders share all payments of Obligations as provided in Section 2.11; provided, however, that nothing herein contained shall in any way affect the right of Administrative Agent or any Lender to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations. Borrower expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by law exercise any and all rights of banker’s lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation. If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to court order to be paid on account of the possession of such funds prior to such recovery.

Section 9.7 Investments. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lenders any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lenders about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lenders, Administrative Agent shall invest such funds pending distribution; all interest on any such investment shall be distributed upon the distribution of such investment and in the same proportion and to the same Persons as such investment. All moneys received by Administrative Agent for distribution to Lenders (other than to the Person which is Administrative Agent in its separate capacity as a Lender) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lenders, and Administrative Agent shall have no equitable title to any portion thereof.

Section 9.8 Benefit of Article IX. The provisions of this Article (other than the following Section 9.9) are intended solely for the benefit of Administrative Agent and Lenders, and no Related Person shall be entitled to rely on any such provisions or assert any such provision in a claim or defense against Administrative Agent or any Lender. Administrative Agent and Lenders may waive or amend such provisions as they desire without any notice to or consent of Borrower or any other Related Person.

Section 9.9 Resignation. Administrative Agent may (and upon written direction of Directing Lenders collectively having Percentage Shares totaling in the aggregate (a) prior to the occurrence of an Event of Default, eighty percent (80%) of all Directing Lenders’ Percentage Shares and (b) upon the occurrence and during the continuance of an Event of Default, at least sixty-six and two-thirds percent (66 2/3%) of all Directing Lenders’ Percentage Shares, Administrative Agent shall) resign at any time by giving written notice thereof to Lenders and Borrower. For purposes of the foregoing sentence, “Directing Lenders” means all Lenders other than Administrative Agent. Each such written notice shall set forth the date of such resignation. Upon any such resignation Majority Lenders shall have the right to appoint a successor Administrative Agent, subject to Borrower’s written consent, such consent not to be unreasonably withheld. A successor must be appointed for any retiring Administrative Agent, and such Administrative Agent’s resignation shall become effective when such successor accepts such appointment. If, within thirty (30) days after the date of the retiring Administrative Agent’s resignation, no successor Administrative Agent has been appointed and has accepted such appointment then the retiring Administrative Agent may appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed to conduct a banking or trust business under the laws of the United States of America or of any state thereof. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and other Loan Documents. After any retiring Administrative Agent’s resignation hereunder the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

Section 9.10 [Reserved.]

Section 9.11 Co-Syndication Agents; Co-Documentation Agents; Joint Lead Arrangers. None of the Co-Syndication Agents, the Co-Documentation Agents or the Joint Lead Arrangers shall have any obligations, liabilities, responsibilities or duties under this Agreement or the other Loan Documents. Without limiting the foregoing, none of the Co-Syndication Agents, the Co-Documentation Agents or the Joint Lead Arrangers shall have or be deemed to have any fiduciary relationship with any Lender or the Administrative Agent. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified or on the Co-Syndication Agents, the Co-Documentation Agents or the Joint Lead Arrangers in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X - Miscellaneous

Section 10.1 Waivers and Amendments; Acknowledgments.

(a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by Administrative Agent or any Lender in exercising any right, power or remedy which Administrative Agent or such Lender may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by Administrative Agent or such Lender of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Related Person shall in any case of itself entitle any Related Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment or of supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, (ii) if such party is Administrative Agent, by Administrative Agent, and (iii) if such party is a Lender, by such Lender or by Administrative Agent on behalf of Lenders with the written consent of Majority Lenders; provided, however, that notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of (A) each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would (1) waive any of the conditions specified in Article IV, (2) increase the Maximum Loan Amount or the Maximum Tranche B Amount applicable to such Lender, as the case may be, or subject such Lender to any additional obligations, (3) reduce any fees hereunder, or the principal of, or interest on, such Lender’s Notes or Percentage Share of such Lender’s LC Obligations, (4) postpone any date fixed for any payment of any fees hereunder, or principal of, or interest on, such Lender’s Notes or Percentage Share of such Lender’s LC Obligations or extend or postpone the Tranche A Commitment Termination Date or the Tranche B Commitment Termination Date, (5) amend the definition herein of “Majority Lenders” or “Required Borrowing Base Lenders” or amend Section 2.13(e) or 9.6, or otherwise change the aggregate amount of Percentage Shares which is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, (6) release Borrower from its obligation to pay such Lender’s Notes or any Guarantor from its guaranty of such payment, (7) reduce the number of Lenders required to agree on the Borrowing Base, or (8) reduce the number of Lenders required to or to consent to an assignment or transfer of any Related Person’s rights, duties or obligations under Section 10.4 to less than all Lenders; or (B) the Required Borrowing Base Lenders, execute and deliver on behalf of the Lenders any waiver, amendment or release that would (1) waive or amend Section 6.2(d)(iii) or permit during any Fiscal Year any sales, transfers or dispositions of interests in Oil and Gas Properties, or portions thereof, that are included in the Borrowing Base in excess of the Maximum Asset Sales Amount, or (2) to the extent that any Mortgage shall have been recorded or any other Security Document shall have been delivered by Borrower or any other Related Person, as applicable, release any Collateral. Notwithstanding anything to the contrary in this Section 10.1, the Administrative Agent shall be permitted to release any Lien affecting any Collateral without the consent of any Lender to the extent that the sale or disposition of such Collateral is permitted in accordance with Section 6.2(d) or such release is otherwise permitted in accordance with Section 7.8.

(b) Acknowledgments and Admissions. Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by Administrative Agent or any Lender as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) neither Administrative Agent nor any Lender has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower, on one hand, and Administrative Agent and each Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Documents between any of Borrower, Administrative Agent and Lenders, (vii) Administrative Agent is not Borrower’s Administrative Agent, but Administrative Agent for Lenders, (viii) should an Event of Default or Default occur or exist Administrative Agent and each Lender will determine in its sole discretion and for its own reasons what remedies and actions it will or will, not exercise or take at that time, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by Administrative Agent or any Lender, or any representative thereof and no such representation or covenant has been made, that Administrative Agent or any Lender will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) Administrative Agent and all Lenders have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to make their Loans.

Section 10.2 Survival of Agreements; Cumulative Nature. All of the Related Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to Administrative Agent, Lenders and Issuing Bank and all of Administrative Agent’s, Lenders’ and Issuing Bank’s obligations to Borrower are terminated. The rights, powers, and privileges granted to Administrative Agent, Lenders and Issuing Bank in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to Administrative Agent, any Lender or Issuing Bank of any such right, power or privilege.

Section 10.3 Notices. All notices, requests, consents, demands and other communications or documents required or permitted under any Loan Document shall be in writing, unless otherwise specifically provided in such Loan Document (provided that

Administrative Agent may give telephonic notices to Lenders), and shall be deemed sufficiently given or furnished if delivered by personal delivery, by telecopy or telex, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to Borrower and the other Related Persons at the address of Borrower specified on the signature pages hereto and to Administrative Agent, Issuing Bank and the other Lenders at their addresses specified on the signature pages hereto (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during regular business hours at the address provided herein, (b) in the case of telecopy of telex, upon receipt, or (c) in the case of registered or certified United States mail, three (3) days after deposit in the mail; provided, however, that no Request for Advance or Rate Election shall become effective until actually received by Administrative Agent.

Section 10.4 Parties in Interest. All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that no Related Person may assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior written consent of all Lenders. Neither Borrower nor any Affiliates of Borrower shall directly or indirectly purchase or otherwise retire any Obligations owed to any Lender nor will any lender accept any offer to do so, unless each Lender shall have received substantially the same offer with respect to the same percentage of the Obligations owed to it. If Borrower or any Affiliate of Borrower at any time purchases some but less than all of the Obligations owed to Administrative Agent, Issuing Bank and all Lenders, such purchaser shall not be entitled to any rights of Administrative Agent, Issuing Bank or Lender under the Loan Documents unless and until Borrower or its Affiliates have purchased all of the Obligations.

Section 10.5 Governing Law; Submission to Process.

EXCEPT TO THE EXTENT THAT THE LAW OF ANOTHER JURISDICTION IS EXPRESSLY ELECTED IN A LOAN DOCUMENT, THE LOAN DOCUMENTS SHALL BE DEEMED CONTRACTS AND INSTRUMENTS MADE UNDER THE LAWS OF THE STATE OF TEXAS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA. BORROWER HEREBY IRREVOCABLY SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT, IN ANY LEGAL PROCEEDING RELATING TO THE LOAN DOCUMENTS OR THE OBLIGATIONS BY ANY MEANS ALLOWED UNDER TEXAS OR FEDERAL LAW. THE PARTIES HERETO HEREBY WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, THAT ANY SUCH PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT VENUE THEREOF IS IMPROPER AND FURTHER AGREES TO A TRANSFER OF ANY SUCH PROCEEDING TO A FEDERAL COURT SITTING IN THE SOUTHERN DISTRICT FOR THE STATE OF TEXAS, TO THE EXTENT THAT IT HAS SUBJECT MATTER JURISDICTION, AND OTHERWISE TO A STATE COURT IN TEXAS, UPON REQUEST THEREFOR BY ADMINISTRATIVE AGENT, IF SUCH PROCEEDING IS ORIGINALLY BROUGHT IN ANOTHER COURT.

Section 10.6 Maximum Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the obligations of each Borrower to each Lender and the Issuer under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender or the Issuer limiting rates of interest which may be charged or collected by such Lender or the Issuer. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the Federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to a Lender or the Issuer then, in that event, notwithstanding anything to the contrary in this Agreement, it is agreed as follows: (i) the provisions of this Section 10.6 shall govern and control; (ii) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under this Agreement, or under any of the other aforesaid agreements or otherwise in connection with this Agreement by such Lender or the Issuer shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to such Lender or the Issuer herein called the “Highest Lawful Rate”), and any excess shall be credited to such Borrower by such Lender or the Issuer (or, if such consideration shall have been paid in full, such excess promptly refunded to such Borrower); (iii) all sums paid, or agreed to be paid, to such Lender or the Issuer for the use, forbearance and detention of the indebtedness of such Borrower to such Lender or the Issuer hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and (iv) if at any time the interest provided pursuant to Article II together with any other fees payable pursuant to this Agreement and deemed interest under applicable law, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees to accrue to such Lender or the Issuer pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement to that amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender or the Issuer pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement and such fees deemed to be interest equals the amount of interest which would have accrued to such Lender or the Issuer if a varying rate per annum equal to the interest provided pursuant to Article II had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section 10.6. For purposes of Tex. Fin. Code Ann. Ch. 303, as amended, to the extent, if any, applicable to a Lender or the Issuer, each Borrower agrees that the Highest Lawful Rate shall be the “weekly ceiling” as defined in said Article, provided that such Lender and the Issuer may also rely, to the extent permitted by applicable laws, on alternative maximum rates of interest under other laws applicable to such Lender or such Issuer, as the case may be, if greater. Tex. Fin. Code Ann. Ch. 346 (which regulates certain revolving credit loan accounts and revolving tri-party accounts) shall not apply to this Agreement or the Notes.

Section 10.7 Termination; Limited Survival. In its sole and absolute discretion Borrower may, at any time that no Obligations are owing, elect in a notice delivered to

Administrative Agent to terminate this Agreement. Upon receipt by Administrative Agent of such a notice, if no Obligations are then owing, this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Related Person in any Loan Document, any Obligations under Sections 2.15 through 2.19, and any obligations which any Person may have to indemnify or compensate Administrative Agent or any Lender shall survive any termination of this Agreement or any other Loan Document. At the request and expense of Borrower, Administrative Agent shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents. Administrative Agent is hereby authorized to execute all such instruments on behalf of all Lenders, without the joinder of or further action by any Lender.

Section 10.8 Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

Section 10.9 Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

Section 10.10 WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC. EACH OF BORROWER, ADMINISTRATIVE AGENT AND LENDERS HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY (a) WAIVES, TO THE MAXIMUM EXTENT IT MAY LAWFULLY AND EFFECTIVELY DO SO, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (b) WAIVES, TO THE MAXIMUM EXTENT IT MAY LAWFULLY AND EFFECTIVELY DO SO, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; AND (c) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

Section 10.11 Assignments and Participations.

(a) Assignments. Each Lender shall have the right to sell, assign or transfer all or any part of such Lender’s Notes, commitment to make Loans and rights and obligations relating to Letters of Credit and the associated rights and obligations under all Loan Documents to one or more purchasers; provided, (i) each assignment shall be with the consent of Borrower and the consent of Administrative Agent (unless such assignment is to another Lender or to an Affiliate of a Lender, in which case no consent shall be necessary), which in each case will not be unreasonably withheld, (ii) no such consent of the Borrower shall be required if an Event of Default exists, and (iii) any such sale, assignment or transfer shall consist of an identical percentage of the assigning Lender’s Tranche A Commitment and Tranche B Commitment being assigned. The assignee, transferee or recipient shall have, to the extent of such sale, assignment, or transfer, the same rights, benefits and obligations as it would if it were such Lender and a holder of such Notes, including, without limitation, the right to vote on decisions requiring consent or approval of all Lenders or Majority Lenders and the obligation to fund its Percentage Share of any Loans and payments made under Letters of Credit. Each Lender in making each such sale, assignment, or transfer must dispose of a pro rata portion of each Loan made by such Lender and such Lender’s LC Obligations, each such sale, assignment or transfer shall be in a principal amount not less than $5,000,000 (except assignments to Affiliates of Administrative Agent or any Lender which may be in an amount equal to or greater than $1,000,000) and no Lender may offer to sell its Notes and Loans or interests therein in violation of any securities laws. No such assignment shall become effective until (i) the assigning Lender delivers to Administrative Agent copies of all written assignments and other documents evidencing any such assignment or related thereto and an Agreement to be Bound in the form of Exhibit F, providing for the assignee’s ratification and agreement to be bound by the terms of this Agreement and the other Loan Documents and (ii) Administrative Agent shall have received from assignor or assignee an assignment fee in the amount of $3,500. Within five (5) Business Days after its receipt of notice that the Administrative Agent has received copies of any assignment and the other documents relating thereto, the assignee shall notify Borrower of the outstanding principal balance of the Notes payable to such Lender and shall execute and deliver to Administrative Agent (for delivery to the relevant assignee) new Notes evidencing such assignee’s assigned Loans and, if the assignor Lender has retained a portion of its Loans, replacement Notes in the principal amount of the Loans retained by the assignor Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Lender). Anything in this Section 10.11 to the contrary notwithstanding, any Lender may at any time, without the consent of Borrower or Administrative Agent, assign and pledge all or any portion of its Commitments and the Loans owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A and any Operating Circular issued by the Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(b) Participations. Each Lender shall have the right to grant participations in all or any part of such Lender’s Notes, commitment to make Loans and rights and Obligations relating to Letters of Credit and the associated rights and obligations under all Loan Documents to one or more purchasers; provided that (i) each Lender granting a participation shall retain the right to vote hereunder, and no participant shall be entitled to vote hereunder on decisions requiring consent or approval of Majority Lenders (except as set forth in (iii) below) or with respect to determining the Borrowing Base, (ii) each Lender and Borrower shall be entitled to deal with the Lender granting a participation in the same manner as if no participation had been granted, (iii) no participant shall ever have any right by reason of its participation to exercise any of the rights of Lenders hereunder, except that any Lender may agree with any participant that such Lender will not, without the consent of such participant, consent to any amendment or waiver described in Section 10.1(a) requiring approval of 100% of the Lenders, and (iv) without the Borrower’s prior written consent (not to be unreasonably withheld) no Lender will offer any participation to any prospective participant if such participant or any affiliates thereof, to the knowledge of the Lenders selling the participations, is in the energy industry. Borrower agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that such participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lenders and the proceeds thereof as provided in subsection 9.6. The Company also agrees that each participant shall be entitled to the benefits of subsections 2.15, 2.16, 2.18 and 8.3 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such participant had no such transfer occurred.

(c) Distribution of Information. It is understood and agreed that any Lender may provide to assignees and participants and prospective assignees and participants financial information and reports and data concerning the Related Persons and their and properties and operations which was provided to such Lender pursuant to this Agreement, subject to Section 10.12.

(d) Blue Sky Limitation. Notwithstanding any other provision of Section 10.11(a) or (b), no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the Securities and Exchange Commission or to qualify the Loans under the “Blue Sky” laws of any state.

Section 10.12 Confidentiality.

(a) In the event that the Borrower or any other Related Person (hereinafter called the “Subject Entities”) provides to the Administrative Agent or the Lenders written confidential information or, if communicated as confidential, oral confidential information belonging to any Subject Entity, the Administrative Agent and the Lenders shall thereafter maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information. This obligation of confidence shall not apply to such portions of the information which (i) are in the public domain, (ii) hereafter become part of the public domain without the Administrative Agent or the Lenders breaching their obligation of confidence to any Subject Entity, (iii) are previously known by the Administrative Agent or the Lenders from some source other than any Subject Entity, (iv) are hereafter developed by the Administrative Agent or the Lenders without using a Subject Entity’s information, (v) are hereafter obtained by or available to the Administrative Agent or the Lenders from a third party who owes no obligation of confidence to any Subject Entity with respect to such information, (vi) are disclosed with a Subject Entity’s consent, (vii) must be disclosed either pursuant to any governmental requirement or to Persons regulating the activities of the Administrative Agent or the Lenders, or (viii) as may be required by law or regulation or order of any Governmental Authority in any judicial, arbitration or governmental proceeding or as requested by any self-regulatory body. Further, the Administrative Agent or a Lender may disclose any such information to their respective Affiliates or any other Lender, any independent petroleum engineers or consultants, any independent certified public accountants, any legal counsel employed by such Person in Connection with this Agreement or any other Loan Document, including without limitation, the enforcement or exercise of all rights and remedies thereunder, or any assignee or participant (including prospective assignees to which the Borrower has consented and participants) in the Loans; provided, however, that the Administrative Agent or the Lenders shall receive a written confidentiality agreement with the same terms as this confidentiality provision from the Person to whom such information is disclosed such that said Person shall have the same obligation to maintain the confidentiality of such information as is imposed upon the Administrative Agent and the Lenders hereunder. Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease three (3) years from the date the information was furnished, unless the Borrower requests in writing at least thirty (30) days prior to the expiration of such three year period, to maintain the confidentiality of such information for an additional three year period.

(b) Notwithstanding anything herein to the contrary, each Subject Entity, Lender, Joint Lead Arranger, Administrative Agent or any other party to this Agreement (and any employee, representative or other agent of the foregoing) may disclose to any and all persons, without limitation of any kind (a) any information with respect to the U.S. federal and state income tax treatment of the Agreement, the transaction contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other person named herein, or information that would permit identification of the parties or such other persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (b) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the persons referred to above. Further, the Administrative Agent and each Joint Lead Arranger shall be permitted to use information related to the syndication and arrangement of the Agreement in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications. The Administrative Agent, the Joint Lead Arrangers and the Lenders hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies each Subject Entity, which information includes the name and address and other information that will allow each of the Administrative Agent, each Joint Lead Arranger or any Lender, as applicable, to identify the Subject Entities in accordance with the Act.

Section 10.13 No Oral Agreements. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

BORROWER:	SPINNAKER EXPLORATION COMPANY, L.L.C.

	By:	SPINNAKER EXPLORATION COMPANY as Managing Member

		By:	/s/ ROBERT M. SNELL
		Name:	Robert M. Snell
		Title:	Vice President, Chief Financial Officer and Secretary

Address:

Two Allen Center 1200 Smith Street, Suite 800 Houston, Texas 77002 Attention: Robert M. Snell

Telephone: 713-759-1770 Telecopy: 713-759-1773

ADMINISTRATIVE AGENT:	TORONTO DOMINION (TEXAS), INC., Administrative Agent

	By:	/s/ JIM BRIDWELL
Name: Jim Bridwell
Title: Vice President

Address:

909 Fannin, Suite 1700 Houston, Texas 77010 Attention: Martin Snyder Telephone: 713-653-8211 Telecopy: 713-652-2647

CO-SYNDICATION AGENT:	BANK OF AMERICA, N.A. Co-Syndication Agent

	By:	/s/ RICHARD L. STEIN
Name: Richard L. Stein
Title: Principal

Address:

901 Main Street, 14th Floor Dallas, Texas 75202 Attention: Paul Betancourt Telephone: 214/209-3621 Telecopy: 214/290-9535

With a copy to:

Bank of America, N.A. 700 Louisiana, 8th Floor Houston, Texas 77002 Attention: Richard Stein Telephone: 713/247-7258 Telecopy: 713/247-7288

CO-SYNDICATION AGENT:	CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH, Co-Syndication Agent

	By:	/s/ JAMES P. MORAN
Name: James P. Moran
Title: Director

	By:	/s/ DENISE L. ALVAREZ
Name: Denise L. Alvarez
Title: Associate

Address:

Eleven Madison Avenue New York, New York 10010 Attention: Denise Alvarez Telephone: 212/538-0938 Facsimile: 646/395-7806

CO-DOCUMENTATION AGENT:	BANK OF MONTREAL Co-Documentation Agent

	By:	/s/ JAMES V. DUCOTE
Name: James V. Ducote
Title: Director

Address:

700 Louisiana, Suite 4400 Houston, Texas 77002 Attention: James V. Ducote Telephone: 713/546-9760 Facsimile: 713/223-4007

CO-DOCUMENTATION AGENT:	BANK ONE, NA Co-Documentation Agent

	By:	/s/ JANE BEK KEIL
Name: Jane Bek Keil
Title: Director

Address:

910 Travis, 6th Floor Houston, Texas 77002 Attention: Ronald Dierker Telephone: 713/751-3733 Facsimile: 713/751-3544

LENDERS:	TORONTO DOMINION (TEXAS), INC. as a Lender

	By:	/s/ JIM BRIDWELL
Name: Jim Bridwell
Title: Vice President

Address:

909 Fannin, Suite 1700 Houston, Texas 77010 Attention: Martin Snyder Telephone: 713-653-8211 Telecopy: 713-652-2647

BANK OF AMERICA, N.A., as a Lender

By:	/s/ RICHARD L. STEIN
Name: Richard L. Stein
Title: Principal

Address:

901 Main Street, 14th Floor Dallas, Texas 75202 Attention: Paul Betancourt Telephone: 214/209-3621 Telecopy: 214/290-9535

With a copy to:

Bank of America, N.A. 700 Louisiana, 8th Floor Houston, Texas 77002 Attention: Richard Stein Telephone: 713/247-7258 Telecopy: 713/247-7288

CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ JAMES P. MORAN
Name: James P. Moran
Title: Director

By:	/s/ DENISE L. ALVAREZ
Name: Denise L. Alvarez
Title: Associate

Address:

Eleven Madison Avenue New York, New York 10010 Attention: Denise Alvarez Telephone: 212/538-0938 Facsimile: 646/395-7806

BMO NESBITT BURNS FINANCING, INC., as a Lender

By:	/s/ JAMES V. DUCOTE
Name: James V. Ducote
Title: Vice President

Address:

700 Louisiana, Suite 4400 Houston, Texas 77002 Attention: James V. Ducote Telephone: 713/546-9760 Facsimile: 713/223-4007

BANK ONE, NA, as a Lender

By:	/s/ JANE BEK KEIL
Name: Jane Bek Keil
Title: Director

Address:

910 Travis, 6th Floor Houston, Texas 77002 Attention: Ronald Dierker Telephone: 713/751-3733 Facsimile: 713/751-3544

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ CALLI S. HAYES
Name: Calli S. Hayes
Title: Managing Director

Address:

60 Wall Street New York, New York 10005

With a copy to:

Deutsche Banc Securities Inc. 700 Louisiana, Suite 1500 Houston, Texas 77002 Attention: David Sisler Telephone: 832/239-4627 Facsimile: 832/239-4692

SOCIÉTÉ GÉNÉRALE, as a Lender

By:	/s/ JASON HENDERSON
Name: Jason Henderson
Title: Vice President

Address:

2001 Ross Avenue Suite 4800 Dallas, Texas 75201

With a copy to:

560 Lexington Avenue, 4th Floor New York, New York 10022 Telephone: (212) 278-6128 Facsimile: (212) 278-6240 Attention: Mary McCormack

SOUTHWEST BANK OF TEXAS, N.A., as a Lender

By:	/s/ KENNETH R. BATSON, III
Name: Kenneth R. Batson, III
Title: Assistant Vice President

Address:

4400 Post Oak Parkway Houston, Texas 77027 Attention: Kenneth R. Batson, III Telephone: 713/232-1247 Facsimile: 713/561-0345

ISSUER:	THE TORONTO-DOMINION BANK, as Issuer

	By:	/s/ JIM BRIDWELL
Name: Jim Bridwell
Title: Mgr. Credit Admin

Address:

909 Fannin, Suite 1700 Houston, Texas 77010 Attention: Jim Bridwell Telephone: 713-653-8231 Telecopy: 713-951-9921

LENDER SCHEDULE

Lender	Percentage Share	Maximum Tranche A Principal Amount	Maximum Tranche B Principal Amount
Toronto Dominion (Texas), Inc.	15.000000000%	$30,000,000	$7,500,000
Bank of America, N.A.	15.000000000%	$30,000,000	$7,500,000
Credit Suisse First Boston, acting through its Cayman Islands Branch	15.000000000%	$30,000,000	$7,500,000
BMO Nebsitt Burns Financing, Inc.	12.500000000%	$25,000,000	$6,250,000
Bank One, NA	12.500000000%	$25,000,000	$6,250,000
Deutsche Bank Trust Company Americas	10.000000000%	$20,000,000	$5,000,000
Société Générale	10.000000000%	$20,000,000	$5,000,000
Southwest Bank of Texas, N.A.	10.000000000%	$20,000,000	$5,000,000
Total:	100.00%	$200,000,000.00	$50,000,000.00